Exhibit 10.1

EXECUTION VERSION

CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

by and between

ENLINK MIDSTREAM PARTNERS, LP

and

ENFIELD HOLDINGS, L.P.

December 6, 2015

i

Section 8.13	No Third-Party Beneficiaries	35
Section 8.14	Execution in Counterparts	35

Exhibits

Exhibit A — Form of Amended Partnership Agreement

Exhibit B — Form of Board Representation Agreement

Exhibit C — Form of Cross-Receipt

Exhibit D — Form of GP Waiver

Exhibit E — Form of Registration Rights Agreement

Exhibit F — Form of Opinion of Baker Botts L.L.P.

CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

This CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of December 6, 2015 (this “Agreement”), is by and between ENLINK MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and Enfield Holdings, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Partnership desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Partnership, certain Series B Preferred Units (as defined below), in accordance with the provisions of this Agreement;

WHEREAS, the Partnership has agreed to provide the Purchaser with certain registration rights with respect to the Conversion Units (as defined below) underlying the Purchased Units (as defined below) acquired pursuant to this Agreement; and

WHEREAS, on the date hereof and as a condition to the willingness of the Partnership to enter into this Agreement, the Partnership, the Purchaser, TPG Partners VII, L.P., a Delaware limited partnership, WSIP Egypt Holdings, LP, a Delaware limited partnership, and WSEP Egypt Holdings, LP, a Delaware limited partnership (together, the “Commitment Parties”) have entered into an equity commitment letter in favor of the Partnership (the “Equity Commitment Letter”), pursuant to which, among other things, each Commitment Party is committing, subject to the terms and conditions set forth in the Equity Commitment Letter, to invest in the Purchaser the amounts set forth therein in order to fund the Purchase Price (as defined below) and certain fees, costs and expenses payable by the Purchaser hereunder;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisitions” means the Tall Oak Acquisition and the Felix Acquisition.

“Additional Conversion Units” means the Common Units issuable upon conversion of any ENLK Preferred PIK Units.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph.

“Amended Partnership Agreement” means the Eighth Amended and Restated Partnership Agreement, in the form attached hereto as Exhibit A.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including without limitation, the Bank Holding Company Act of 1956, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Board Representation Agreement” means the Board Representation Agreement, to be entered into at the Closing, in substantially the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or any other day on which banking institutions in the State of New York or the State of Texas are authorized or required by Law or other governmental action to close.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” shall have the meaning specified in Section 3.24.

“Combined Entity Material Adverse Effect” means an EnLink Material Adverse Effect determined, solely for purposes of Section 2.04(e)(ii), as though TOMPC, TOM-STACK and their respective Subsidiaries were Partnership Entities.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Parties” shall have the meaning specified in the recitals to this Agreement.

“Common Units” means the Partnership’s Common Units representing limited partner interests of the Partnership having the terms set forth in the Partnership Agreement.

“Confidential Information” means any data, agreements, documents, reports and information of a confidential, proprietary or commercially sensitive nature pertaining to the Partnership or any of its Affiliates, in each case, whether in writing or in electronic format. Notwithstanding the foregoing, Confidential Information will not include information that (i) is or becomes generally available to the public, other than as a result of a disclosure by the applicable Restricted Person in violation of this Agreement, (ii) becomes available to the applicable Restricted Person after the Closing from a source other than the Partnership, any of its Affiliates or their respective Representatives (and not as a result of a violation of a contractual restriction or fiduciary duty known to such Person) or (iii) is or was independently developed by or on behalf of the applicable Restricted Person without use of the Confidential Information or the terms of this Agreement.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

2

“Cross-Receipt” means a cross-receipt in substantially the form attached hereto as Exhibit C.

“Delaware LP Act” shall have the meaning specified in Section 3.02(c).

“EMI” means EnLink Midstream, Inc., a Delaware corporation and the sole member of the General Partner.

“Enforceability Exceptions” means (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (ii) public policy, applicable Law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

“ENLC” means EnLink Midstream, LLC, a Delaware limited liability company and the sole stockholder of EMI.

“EnLink Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, results of operations, affairs or prospects of the Partnership Entities taken as a whole; (b) the ability of the Partnership Entities taken as a whole to carry on their respective business as such business is conducted as of the date hereof or on the ability of the Partnership Entities taken as a whole to meet their obligations under the Transaction Documents on a timely basis; or (c) the ability of the General Partner or the Partnership Entities to consummate the transactions contemplated by the Transaction Documents; provided, however, that an EnLink Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (i) a general deterioration in the economy or changes in the general state of the industries in which the Partnership Entities operate, except to the extent that the Partnership Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (iii) any change in applicable Law or GAAP or the interpretation or enforcement thereof applicable to any of the Partnership Entities, (iv) any change in the credit rating of any of the Partnership Entities or any of their securities (it being understood that the facts and circumstances giving rise to such change in the credit rating may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be an EnLink Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) through (v) of this definition) or (v) any change resulting or arising from (A) the taking of any action by the Partnership or any of its Affiliates required or otherwise expressly contemplated by this Agreement or consented to or requested by the Purchaser in writing or (B) the abstaining by the Partnership or any of its Affiliates from taking any action that is prohibited by this Agreement or which abstention is otherwise requested by the Purchaser.

3

“ENLK Preferred PIK Units” means additional Series B Preferred Units issued by the Partnership to the Purchaser as in-kind distributions pursuant to the terms of the Amended Partnership Agreement.

“Environmental Laws” shall have the meaning specified in Section 3.23.

“Equity Commitment Letter” shall have the meaning specified in the recitals to this Agreement.

“ERISA” shall have the meaning specified in Section 3.24.

“ERISA Affiliate” shall have the meaning specified in Section 3.24.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Felix Acquisition” means the acquisition by Devon Energy Corporation of all of the outstanding membership interests in, or substantially all of the assets of, Felix Energy, LLC.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, tribal authority, state, county, city or political subdivision in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing, as well as any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property.

“GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 7, 2014, as amended.

“GP Waiver” means a waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D.

“Hazardous Material” shall have the meaning specified in Section 3.23.

“Incentive Distribution Rights” shall have the meaning specified in Section 3.02(c).

“Indemnified Party” shall have the meaning specified in Section 6.03(a).

“Indemnifying Party” shall have the meaning specified in Section 6.03(a).

“Laws” shall have the meaning specified in Section 3.20.

4

“Liens” shall have the meaning specified in Section 3.02(b).

“Money Laundering Laws” shall have the meaning specified in Section 3.33.

“Non-Disclosure Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated as of October 25, 2015, by and among the Operating Partnership, Devon Energy Corporation and TPG Global, LLC.

“NYSE” means the New York Stock Exchange.

“Operating GP” shall have the meaning specified in Section 3.02(a).

“Operating Partnership” shall have the meaning specified in Section 3.02(a).

“Operating Subsidiaries” means, collectively, the Operating GP, the Operating Partnership, EnLink Energy GP, LLC, a Delaware limited liability company, EnLink Midstream Holdings GP, LLC, a Delaware limited liability company, EnLink Midstream Holdings, LP, a Delaware limited partnership, EnLink Midstream Services, LLC, a Texas limited liability company, and EnLink NGL Pipeline, LP, a Texas limited partnership.

“Organizational Documents” shall have the meaning specified in Section 3.02(f).

“Partnership” has the meaning specified in the introductory paragraph.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 7, 2014, as amended by Amendment No. 1 to Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 17, 2015, Amendment No. 2 to Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 16, 2015 and Amendment No. 3 to Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 27, 2015.

“Partnership Entities” means the Partnership, the General Partner, and the Operating Subsidiaries.

“Partnership Financial Statements” shall have the meaning specified in Section 3.07.

“Partnership Related Parties” shall have the meaning specified in Section 6.02.

“Permits” shall have the meaning specified in Section 3.21.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Purchase Price” means $750,000,000.

“Purchased Units” means 50,000,000 Series B Preferred Units.

5

“Purchaser” has the meaning specified in the introductory paragraph of this Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, in substantially the form attached hereto as Exhibit E.

“Regulatory Concern” means any set of facts or circumstances in which the Purchaser’s ownership of securities issued by the Partnership (a) gives rise to a violation of Banking Regulations by such Purchaser or any of its Affiliates, or gives rise to a reasonable belief by such Purchaser, in good faith, based on the advice of counsel, that such a violation is likely to occur, (b) gives rise to a limitation in Law (solely with respect to the Banking Regulations) that will materially impair the ability of such Purchaser or any of its Affiliates to conduct its business or gives rise to a reasonable belief by such Purchaser, in good faith, based on the advice of counsel, that such a limitation is likely to arise, or (c) otherwise presents a material adverse regulatory risk for such Purchaser or any of its Affiliates.

“Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Restricted Person” shall have the meaning specified in Section 8.05(a).

“Rules and Regulations” means the requirements of the Securities Act and the rules and regulations of the Commission thereunder.

“SEC Documents” means the Partnership’s registration statements, reports, schedules and statements required to be filed by it with the Commission under the Exchange Act or the Securities Act and filed prior to the date hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series B Preferred Units” means the Partnership’s Series B Cumulative Convertible Preferred Units.

“Tall Oak” means Tall Oak Midstream, LLC, a Delaware limited liability company.

“Tall Oak Acquisition” means the acquisition by the Partnership, ENLC and/or one or more of their respective direct or indirect subsidiaries of all of the outstanding membership interests of (a) TOMPC, from Tall Oak and (b) TOM-STACK, from TOM-STACK Holdings, LLC.

“Tall Oak Buyer” shall have the meaning set forth in the definition of “Tall Oak Purchase Agreements.”

“Tall Oak Purchase Agreements” means (a) the TOMPC Securities Purchase Agreement, among TOMPC LLC, a Delaware limited liability company, Tall Oak, and EnLink TOM Holdings, LP, a Delaware limited partnership (the “Tall Oak Buyer”), ENLC and, solely for

6

purposes of Section 6.19 thereof, the Partnership and (b) the TOM-STACK Securities Purchase Agreement among Tall Oak, FE-STACK, LLC, a Delaware limited liability company, TOM-STACK Holdings, LLC, a Delaware limited liability company, TOM-STACK, LLC, a Delaware limited liability company, the Tall Oak Buyer, ENLC and, solely for purposes of Section 6.19 thereof, the Partnership, in each case dated as of the date hereof.

“TOM-STACK” means TOM-STACK, LLC, a Delaware limited liability company.

“TOMPC” means TOMPC LLC, a Delaware limited liability company.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Amended Partnership Agreement, the Board Representation Agreement, the Non-Disclosure Agreement, the Equity Commitment Letter and any and all other agreements or instruments executed and delivered by the Partnership or the Purchaser hereunder or thereunder.

“Transaction Fee” shall have the meaning specified in Section 8.01.

“VWAP” means, for any given period of trading days, the volume weighted average closing price taken to four decimal places of one of the Common Units on the NYSE for such period as calculated by Bloomberg Financial LP under the function “VWAP.”

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01                             Sale and Purchase.  Upon the terms and subject to the conditions hereof, the Partnership hereby agrees to issue and sell to the Purchaser, free and clear of any and all Liens except restrictions on transferability that may be imposed by federal or state securities laws or contained in the Partnership Agreement, and the Purchaser hereby agrees to purchase from the Partnership the Purchased Units, and the Purchaser agrees to pay the Partnership, in cash, the Purchase Price as consideration therefor.

Section 2.02                             Closing.  Upon the terms and subject to the conditions hereof, the consummation of the sale and purchase of the Purchased Units hereunder (the “Closing”) shall take place on the same date (the “Closing Date”) as and concurrently with the closing of the Acquisition, at the offices of the Partnership at 2501 Cedar Springs Road, Suite 100, Dallas, Texas 75201.

Section 2.03                             Mutual Conditions.  The respective obligations of each party to consummate the purchase and sale of the Purchased Units at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

7

(b)                                 there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c)                                  the closing of each of the Acquisitions shall have occurred, or shall occur, concurrently with the Closing.

Section 2.04                             Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to consummate the purchase of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 3.01, 3.02 and 3.03 or portions of other representations and warranties that are qualified by materiality or EnLink Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)                                 the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c)                                  the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d)                                 no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e)                                  there shall not have occurred and be continuing (i) an EnLink Material Adverse Effect or (ii) a Combined Entity Material Adverse Effect; and

(f)                                   the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliveries described in Section 2.06, as applicable.

Section 2.05                             Conditions to the Partnership’s Obligations.  The obligation of the Partnership to consummate the sale and issuance of the Purchased Units to the Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than those portions or representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations

8

and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)                                 the Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and

(c)                                  the Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries described in Section 2.07, as applicable.

Section 2.06                             Partnership Closing Deliveries.  At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchaser:

(a)                                 a counterpart of the Registration Rights Agreement duly executed by the Partnership;

(b)                                 a counterpart of the Board Representation Agreement duly executed by the Partnership, the General Partner and EMI;

(c)                                  evidence of the Purchased Units being credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing the legend set forth in Section 4.06(e);

(d)                                 a copy of the GP Waiver duly executed by the General Partner with respect to the Purchased Units and the ENLK Preferred PIK Units;

(e)                                  a copy of the Amended Partnership Agreement duly executed by the General Partner;

(f)                                   a certificate of the Secretary of State of the State of Delaware or the Secretary of State of the State of Texas, as applicable, dated as of the Closing Date or a recent date prior thereto, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation;

(g)                                  a certificate, dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the General Partner, on behalf of the Partnership, in their capacities as such, to the effect that the conditions set forth in Sections 2.04(a) and 2.04(b) have been satisfied;

(h)                                 a certificate, dated as of the Closing Date, of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, certifying as to (A) the Certificate of Limited Partnership of the Partnership, as amended, and the Partnership Agreement, (B) the Certificate of Formation of the General Partner, as amended and the GP LLC Agreement, (C) resolutions of the board of directors of the General Partner authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership, setting forth the name and title and bearing the signatures of such officers;

9

(i)                                     an opinion addressed to the Purchaser from Baker Botts L.L.P., legal counsel to the Partnership, dated as of the Closing Date, in the form and substance attached hereto as Exhibit F;

(j)                                    a counterpart of the Cross-Receipt duly executed by the Partnership; and

(k)                                 such other documents as the Purchaser may reasonably request in order to effectuate the consummation of the transactions contemplated by this Agreement.

Section 2.07                             Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Partnership:

(a)                                 a counterpart of the Registration Rights Agreement duly executed by the Purchaser;

(b)                                 a counterpart of the Board Representation Agreement duly executed by the Purchaser;

(c)                                  a certificate, dated as of the Closing Date and signed by an authorized officer of the Purchaser, in his or her capacity as such, to the effect that the conditions set forth in Sections 2.05(a) and 2.05(b) have been satisfied;

(d)                                 a counterpart of the Cross-Receipt duly executed by the Purchaser;

(e)                                  payment to the Partnership of the Purchase Price (net of the amount of the Transaction Fee) by wire transfer of immediately available funds to an account designated by the Partnership in writing at least two Business Days prior to the Closing Date; and

(f)                                   such other documents as the Partnership may reasonably request in order to effectuate the consummation of the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Purchaser that:

Section 3.01                             Formation and Qualification of the Partnership Entities.  Each of the Partnership Entities has been duly organized or formed and is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the Laws of the jurisdiction of its organization, with full power and authority to own or lease its properties and assets and to conduct its business as now being conducted in all material respects.  Each of the Partnership Entities is duly registered or qualified to do business as a foreign limited liability company or limited partnership, as the case may be, for the transaction of business under the Laws of each jurisdiction in which the character of the business currently conducted by it or the nature or location of the properties currently owned or leased by it makes such registration or qualification necessary, except where the failure to register or qualify would not have an EnLink Material Adverse Effect.

10

Section 3.02                             Capitalization and Valid Issuance of Purchased Units, ENLK Preferred PIK Units, Conversion Units and Additional Conversion Units.

(a)                                 The General Partner has all necessary limited liability company power and authority to act as general partner of the Partnership.  EnLink Midstream Operating GP, LLC, a Delaware limited liability company (the “Operating GP”), has all necessary limited liability company power and authority to act as general partner of EnLink Midstream Operating, LP, a Delaware limited partnership (the “Operating Partnership”).

(b)                                 The General Partner is the sole general partner of the Partnership.  As of the date hereof, the General Partner has a 0.478% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns its general partner interest in the Partnership free and clear of all liens, encumbrances, security interests or claims (collectively, “Liens”) except restrictions on transferability contained in Section 4.6 of the Partnership Agreement or as described in the SEC Documents.

(c)                                  As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 325,089,857 Common Units, 7,075,433 Class C Common Units and the incentive distribution rights, as defined in the Partnership Agreement (the “Incentive Distribution Rights”).  All outstanding Common Units, Class C Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(d)                                 As of the date hereof, the General Partner owns all of the Incentive Distribution Rights.  The General Partner owns the Incentive Distribution Rights free and clear of all Liens, except restrictions on transferability contained in Section 4.7 of the Partnership Agreement or as described in the SEC Documents.

(e)                                  When issued in accordance with this Agreement and the Amended Partnership Agreement, the Purchased Units, the ENLK Preferred PIK Units, the Conversion Units and the Additional Conversion Units, and the limited partner interests represented by each of the foregoing, will be duly authorized in accordance with the Amended Partnership Agreement and will be validly issued, fully paid (to the extent required under the Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(f)                                   All of the issued and outstanding equity interests of each Operating Subsidiary (i) have been duly authorized and validly issued in accordance with the bylaws, limited partnership agreement or limited liability company agreement and the certificate of incorporation, limited partnership, formation or conversion, or other similar organizational document (in each case as amended to date) (collectively, the “Organizational Documents”), as applicable, of such Operating Subsidiary, (ii) are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational

11

Documents of such Operating Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act or Sections 153.102, 153.202 and 153.210 of the Texas Business Organizations Code, as applicable), and (iii) are owned, directly or indirectly, by the Partnership, free and clear of all Liens, except restrictions on transferability contained in the Organizational Documents of such Operating Subsidiary.

(g)                                  The Partnership owns 100% of the issued and outstanding membership interests in the Operating GP.

(h)                                 The Partnership is the sole limited partner of the Operating Partnership with a 99.999% limited partner interest in the Operating Partnership and the Operating GP is the sole general partner of the Operating Partnership with a 0.001% general partner interest in the Operating Partnership.

(i)                                     As of the date hereof, the Partnership has no direct or indirect subsidiaries other than the Operating Subsidiaries that would be deemed a “significant subsidiary” as such term is defined in Rule 405 of the Rules and Regulations (assuming, for purposes of this paragraph, that the conditions described in such definition are determined as of the date hereof).

Section 3.03                             Authority.

(a)                                 The Partnership has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents, including, without limitation, to issue, sell and deliver to the Purchaser the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement.  All partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their members or partners for the authorization, issuance, sale and delivery to the Purchaser of the Purchased Units and the consummation of the transactions contemplated by the Transaction Documents has been validly taken.  The Transaction Documents have been duly and validly authorized by the General Partner on behalf of the Partnership and have been or will be executed and delivered by the Partnership in accordance therewith.  The Transaction Documents constitute or, with respect to the Transaction Documents to be executed following the date hereof, will constitute legal, valid and binding obligations of the Partnership, enforceable against the parties thereto in accordance with their terms; provided, however, that, with respect to such Transaction Documents, the enforceability thereof may be limited by the Enforceability Exceptions.

(b)                                 The Partnership Agreement and the GP LLC Agreement have been duly authorized, executed and delivered by the parties thereto, and are valid and legally binding agreements of such parties, enforceable against such parties in accordance with their terms; provided, however, that, with respect to such agreements, the enforceability thereof may be limited by the Enforceability Exceptions.

(c)                                  At the Closing, the Amended Partnership Agreement will be duly authorized, executed and delivered by the parties thereto, and will be the valid and legally binding agreement of each such party, enforceable against such party in accordance with its

12

terms; provided, however, that with respect to such agreement, the enforceability thereof may be limited by the Enforceability Exceptions.

Section 3.04                             No Conflicts.  None of the issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance of the Transaction Documents by the Partnership, or the consummation of the transactions contemplated thereby (i) conflicts or will conflict with, or constitutes or will constitute a breach or violation of or require the consent of any Person under, any of the terms, conditions or provisions of the Organizational Documents of any of the Partnership Entities, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, Law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the Partnership Entities or any of their properties in a proceeding to which any of them or their property is a party or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have an EnLink Material Adverse Effect or could materially impair the ability of the Partnership to perform its obligations under this Agreement.

Section 3.05                             No Consents.  No Permit, approval, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Partnership Entities or any of their respective properties is required in connection with the issuance and sale by the Partnership to the Purchaser of the Purchased Units, the execution, delivery and performance of any of the Transaction Documents by the Partnership or the consummation by the Partnership of the transactions contemplated thereby, except for such consents that have been obtained or any approvals required by the Commission in connection with any registration statement filed pursuant to the Registration Rights Agreement.

Section 3.06                             No Options or Preemptive Rights of Common Units.  Except as described in the SEC Documents or, in the case of transfer restrictions, as set forth in the Organizational Documents of the Partnership Entities, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership or membership interests of any of the Partnership Entities, in each case, pursuant to the Organizational Documents of such Partnership Entity, or any other agreement or instrument to which the Partnership is a party or by which it may be bound.  The issuance and sale of the Purchased Units as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership other than as have been waived or as set forth in the Registration Rights Agreement.  Except as described in the SEC Documents, there are no outstanding options or warrants to purchase any partnership or membership interests in any of the Partnership Entities.

Section 3.07                             Periodic Reports.  The SEC Documents have been filed with the Commission on a timely basis.  The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership

13

Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.08                             Partnership Financial Statements.  The Partnership Financial Statements included or incorporated by reference in the SEC Documents comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except to the extent described therein.  There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required.  The Partnership Entities do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents; and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the Rules and Regulations) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.  The interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents in all material respects the information contained therein and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

Section 3.09                             Independent Registered Public Accounting Firm.  KPMG LLP, which has certified certain financial statements of EnLink Midstream Holdings, LP Predecessor and the Partnership and its consolidated subsidiaries, and has audited the effectiveness of the Partnership’s internal control over financial reporting and expressed an unqualified opinion on management’s assessment thereof, whose reports appear in the SEC Documents, are independent public accountants as required by the Securities Act.

Section 3.10                             No Material Adverse Change.  Since the date of the Partnership’s most recent Form 10-K filed with the Commission, (a) (i) none of the Partnership Entities has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or action, investigation, order or decree of any Governmental Authority that is material to the Partnership Entities taken as a whole, and (ii) there has not been any ENLK Material Adverse Effect or any development involving a prospective ENLK Material Adverse Effect, and (b) except as expressly set forth in the SEC Documents (which, solely for purposes of this Section 3.10(b), shall be deemed to include the Partnership’s registration statements, reports, schedules and statements required to be filed by it with the Commission under the Exchange Act or the Securities Act and filed after the date hereof), (i) none of the Partnership Entities has entered into any transaction, not in the ordinary course, that is material to the Partnership Entities taken as a whole, (ii) none of the Partnership Entities has incurred any obligation or liability, direct or contingent (including any off-balance sheet obligations) that, individually or in the aggregate, is material to the Partnership

14

Entities taken as a whole or (iii) there has not been any change in the capital stock, membership or other equity interests or outstanding indebtedness of any of the Partnership Entities that is material to the Partnership Entities taken as a whole.

Section 3.11                             Title to Properties.  The Operating Subsidiaries have good and indefeasible title to all real property and good title to all personal property described in the SEC Documents as owned by the Operating Subsidiaries, free and clear of all Liens, except (i) as described, and subject to limitations contained, in the SEC Documents or (ii) such as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the SEC Documents.

Section 3.12                             Insurance.  The Partnership Entities maintain insurance covering the properties, operations, personnel and businesses of the Partnership Entities against such losses and risks as are reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated.  None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.  All such insurance is outstanding and duly in force.

Section 3.13                             Litigation; Exhibits.

(a)                                 Except as described in the SEC Documents, there is (i) no action, suit or proceeding before or by any federal or state court, commission, arbitrator or governmental or regulatory agency, body or official, domestic or foreign, now pending or, to the knowledge of the Partnership, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency or that has been formally proposed by any governmental agency and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably likely to (A) individually or in the aggregate have an EnLink Material Adverse Effect, (B) prevent or result in the suspension of the issuance of the Purchased Units or the consummation of the transactions contemplated by the Transaction Documents or (C) in any manner draw into question the validity of the Transaction Documents.

(b)                                 There are no legal or governmental proceedings pending or, to the knowledge of the Partnership, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties is subject, that are required to be described in the SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the SEC Documents or to be filed as exhibits to the SEC Documents that are not described or filed as required by the Exchange Act or the Securities Act, as applicable.

Section 3.14                             No Labor Dispute.  No labor disturbance by the employees of the Partnership Entities exists or, to the knowledge of the Partnership, is threatened or imminent.

15

Section 3.15                             Tax Returns.                          Each of the Partnership Entities has timely filed (or has obtained extensions with respect to filing) all federal, state, local and foreign tax returns (including, without limitation, any information returns, statements, forms, filings and reports) required to be filed through the date hereof, which tax returns are complete and correct in all material respects, and has timely paid all taxes (including, without limitation, any estimated taxes) required to be paid by it and any other assessment, fine or penalty levied against it with respect to taxes, to the extent that any of the foregoing is due and payable, other than those taxes, assessments, fines, penalties or tax returns (i) which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles or (ii) which, if not paid or properly prepared or filed, would not, individually or in the aggregate, have an EnLink Material Adverse Effect.  To the knowledge of the Partnership, no tax deficiencies have been or could reasonably be expected to be asserted against the Partnership that could, in the aggregate, reasonably be expected to have an EnLink Material Adverse Effect.

Section 3.16                             No Defaults.  None of the Partnership Entities is (i) in violation of its Organizational Documents, (ii) in violation of any Law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over it or (iii) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation in the case of clause (ii) or (iii) would, if continued, have an EnLink Material Adverse Effect.  To the knowledge of the Partnership, no third party to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them is bound or to which any of their properties is subject, is in default under any such agreement, which breach, default or violation would, if continued, have an EnLink Material Adverse Effect.

Section 3.17                             Investment Company Status.  None of the Partnership Entities is now, and immediately after giving effect to the sale, of the Purchased Units hereunder and application of the net proceeds from such sale, none of the Partnership Entities will be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18                             Internal Controls; Disclosure Controls and Procedures; Sarbanes-Oxley Compliance.

(a)                                 Each of the Partnership Entities (i) makes and keeps accurate books and records and (ii) maintains and has maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and

16

(E) interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents in all material respects the information contained therein and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(b)                                 (i) The Partnership has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or submits under the Exchange Act is accumulated and communicated to management of the General Partner, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c)                                  Since the date of the most recent balance sheet of the Partnership and its consolidated subsidiaries reviewed or audited by KPMG LLP and the audit committee of the board of directors of the General Partner, (i) the Partnership has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Partnership and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Partnership and each of its subsidiaries, and (ii) there have been no changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d)                                 There is and has been no failure on the part of the Partnership and, to the Partnership’s knowledge, the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.19                             Certain Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Partnership or any of its Affiliates who is entitled to any fee or commission from the Partnership or any of its Affiliates in connection with the transactions contemplated hereby for which the Purchaser or any of its Affiliates would be liable.

Section 3.20                             Compliance with Laws.  Each of the Partnership Entities is in compliance in all material respects with, and is not in material default under or in material violation of, any law, statute, ordinance, rule, tariff, regulation, judgment, directive, stipulation, determination, order, writ, injunction, decree or agency requirement of any Governmental Authority (collectively, “Laws” and each, a “Law”). None of the Partnership Entities has received any written notice from any Governmental Authority regarding any actual or potential violation of, or failure to comply with, any Law.

Section 3.21                             Permits.  Each of the Partnership Entities has such permits, consents, licenses, franchises, tariffs, certificates and authorizations of governmental or regulatory authorities (“Permits”) as are necessary to own its properties and to conduct its business in the

17

manner described in the SEC Documents, subject to such qualifications as may be set forth in the SEC Documents, and except for such Permits that, if not obtained, would not, individually or in the aggregate, have an EnLink Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all of its material obligations with respect to such Permits on or before the date by which they were due to have been fulfilled and performed in the manner described and subject to the limitations contained in the SEC Documents and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have an EnLink Material Adverse Effect.

Section 3.22                             Rights of Way.  Each of the Partnership Entities has such consents, easements, rights-of-way, permits, licenses or similar real estate interests from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the SEC Documents, except for (i) qualifications, reservations and encumbrances that would not have an EnLink Material Adverse Effect and (ii) such rights of way that, if not obtained, would not have, individually or in the aggregate, an EnLink Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the SEC Documents, each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have an EnLink Material Adverse Effect; and, except as described in the SEC Documents, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

Section 3.23                             Environmental Compliance.  The Partnership Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety and the environment or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such Permit, (iv) do not have any liability in connection with the release into the environment of any Hazardous Materials and (v) do not have any pending or, to the knowledge of the Partnership, threatened investigations, actions, suits or proceedings initiated pursuant to any Environmental Law, except where such noncompliance with Environmental Laws, failure to receive required Permits, failure to comply with the terms and conditions of such Permits, liability in connection with such releases or pending or threatened investigations, actions, suits or proceedings would not, individually or in the aggregate, have an EnLink Material Adverse Effect.  The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.  Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.23 are the only representations and warranties relating to Environmental Laws.

18

Section 3.24                             ERISA.  Except as disclosed in the SEC Documents, the Partnership Entities and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder)) established or maintained by the Partnership Entities or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA and, if applicable, the qualification requirements under Section 401 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder), and any other applicable statutes, except where the failure to comply would not have an EnLink Material Adverse Effect.  “ERISA Affiliate” means, with respect to the Partnership Entities, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which any of the Partnership Entities is treated as a single employer.  No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Partnership Entities or any of their ERISA Affiliates, except for any such occurrence as would not have an EnLink Material Adverse Effect.  No “employee benefit plan” established or maintained by the Partnership Entities or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA) except for such liabilities as would not have an EnLink Material Adverse Effect.  With respect to any “employee benefit plan” established, maintained or contributed to by the Partnership Entities or any of their ERISA Affiliates, neither the Partnership Entities nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any such “employee benefit plan,” (ii) Sections 412 of the Code, Section 302 of ERISA or Section 4971 of the Code, or (iii) except for such liability as would not have an EnLink Material Adverse Effect, Section 4975 of the Code, Section 406 of ERISA or Section 4980B of the Code.  There is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or foreign regulatory agency with respect to any “employee benefit plan” established or maintained by the Partnership Entities or any of their ERISA Affiliates, except for any such audit or investigation as would not have an EnLink Material Adverse Effect.  Neither of the following events has occurred or is reasonably likely to occur:  (i) an increase in the aggregate amount of contributions required to be made by the Partnership Entities to all “employee benefit plans” established or maintained by the Partnership Entities or any of their ERISA Affiliates in the Partnership’s current fiscal year compared to the amount of such contributions made in the Partnership’s most recently completed fiscal year; or (ii) an increase in the Partnership Entities’ “accumulated postretirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards No. 106) compared to the amount of such obligations in the Partnership’s most recently completed fiscal year, in each case, except for such increase as would not have an EnLink Material Adverse Effect.

Section 3.25                             No Registration.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.06, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized Representative acting on its behalf has taken any action that would cause such exemption to be unavailable.

19

Section 3.26                             No Integration.  Neither the Partnership nor any of its Affiliates, nor, to the Partnership’s knowledge, any Representative of the foregoing has, directly or indirectly, made any offers or sales of any security of the Partnership or solicited any offers to buy any security of the Partnership, under circumstances that would adversely affect reliance by the Partnership on Section 4(a)(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or that would require such registration under the Securities Act.

Section 3.27                             Form S-3 Eligibility.  The Partnership is eligible to register the resale of its Common Units for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

Section 3.28                             MLP Status.  As of the date hereof and as of the Closing, and for each taxable year during which the Partnership has been in existence, (a) the Partnership is and has been properly treated as a partnership for United States federal income tax purposes and (b) more than 90% of the Partnership’s gross income is and has been qualifying income under Section 7704(d) of the Code.

Section 3.29                             Qualifying Income of Acquisition Assets.  The Partnership expects that more than 90% of the gross income of the Partnership in 2015 and 2016, including any gross income from the ownership interests and operations acquired in the Tall Oak Acquisition, will be qualifying income under Section 7704(d) of the Code.

Section 3.30                             Regulatory Status.  The Partnership Entities have all necessary material approvals from, and have made all necessary material filings with, FERC and any state commission or agency with jurisdiction over any of the Partnership Entities or its assets to provide service to customers pursuant to the Natural Gas Act, the Natural Gas Policy Act of 1978, the Interstate Commerce Act, or any applicable state statute, as amended. None of the Partnership Entities is a public-utility company or holding company under the Public Utility Holding Company Act of 2005.

Section 3.31                             NYSE Listing.  The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting.

Section 3.32                             Anti-Corruption.  None of the Partnership Entities, nor, to the knowledge of the Partnership, any director, officer, agent, employee or affiliate of any Partnership Entity (in their capacity as directors, officers, agents, employees or affiliates) has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practice Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.33                             Money Laundering.  The operations of the Partnership Entities are conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and

20

any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

Section 3.34                             OFAC. None of the Partnership Entities, nor, to the knowledge of the Partnership, any director, officer, agent, employee or affiliate of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering of sale of the Purchased Units, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Partnership that:

Section 4.01                             Existence.  The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with full power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted.

Section 4.02                             Authority.  The Purchaser has all requisite power and authority to enter into, deliver and perform its obligations under the Transaction Documents, including its obligation to purchase the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement.  All corporate and limited liability company action required to be taken by the Purchaser or any of its members or partners for the purchase of the Purchased Units and the consummation of the transactions contemplated by the Transaction Documents has been validly taken.  The Transaction Documents have been or will be duly executed and delivered by the Purchaser and constitute, or with respect to Transaction Documents to be executed following the date hereof, will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.03                             No Conflicts.  None of the purchase by the Purchaser of the Purchased Units, the execution, delivery and performance of the Transaction Documents by the Purchaser, or the consummation of the transactions contemplated thereby (i) conflicts or will conflict with, or constitutes or will constitute a violation of or require the consent of any Person under, any of the terms, conditions or provisions of the Organizational Documents of the Purchaser, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Purchaser is a party or by which it or any of its properties may be bound, (iii) violates or will violate any statute, Law or regulation or any order, judgment, decree or

21

injunction of any court or governmental agency or body directed to the Purchaser or any of its properties in a proceeding to which it is a party or by which any of its property is subject or (iv) results or will result in the creation or imposition of any Lien upon any property of the Purchaser, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), could materially impair the ability of the Purchaser to perform its obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 4.04                             Certain Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates who is entitled to any fee or commission from the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby for which the Partnership or any of its Affiliates would be liable.

Section 4.05                             Litigation. There is (i) no action, suit or proceeding before or by any federal or state court, commission, arbitrator or governmental or regulatory agency, body or official, domestic or foreign, now pending or, to the knowledge of the Purchaser, threatened, to which the Purchaser is or may be a party or to which the business or property of the Purchaser is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency or that has been formally proposed by any governmental agency and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which the Purchaser is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably likely to (A) individually or in the aggregate have a material adverse effect on the business, prospects, financial condition or results of operations of the Purchaser, taken as a whole (B) prevent the consummation of the transactions contemplated by the Transaction Documents or (C) in any manner draw into question the validity of the Transaction Documents.

Section 4.06                             Unregistered Securities.

(a)                                 Investment Intent.  The Purchaser is acquiring the Purchased Units for its own account with the present intention of holding the Purchased Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  Other than with respect to any transfers of the Purchased Units as may be made to Affiliates of the Purchaser after the date hereof in accordance with Section 5.05, the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to such Purchased Units.

(b)                                 Accredited Investor Status; Sophisticated Purchaser.  The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in such Purchased Units and the Conversion Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

22

(c)                                  Information.  The Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership Entities and materials relating to the offer and sale of the Purchased Units and the Conversion Units that the Purchaser has requested.  The Purchaser and its Representatives have been afforded the opportunity to ask questions of and speak with members of management of the Partnership and the General Partner.  Neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser and its Representatives shall modify, amend or affect the Purchaser’s right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(d)                                 Securities Not Registered.  The Purchaser acknowledges that the Purchased Units and Conversion Units are not currently registered under the Securities Act or any applicable state securities law and might not be registered in the future, and that such Purchased Units and, upon their conversion, the Conversion Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

(e)                                  Legends.  The Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder) without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend.  The Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder) without restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend.

(f)                                   Reliance by the Partnership.  The Purchaser understands that the Partnership is offering and selling the Purchased Units in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.07                             Sufficient Funds.  The Purchaser has available to it as of the date hereof, and will have at the Closing, sufficient funds to enable the Purchaser to pay in full at the Closing the entire amount of the Purchase Price in immediately available funds in cash.

23

ARTICLE V
COVENANTS

Section 5.01                             Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent such relationships are and continue to be beneficial to the Partnership Entities and their business.

Section 5.02                             Listing of Units. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.  The Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of all Additional Conversion Units on the NYSE prior to each applicable date on which the ENLK Preferred PIK Units convertible into such Additional Conversion Units are distributed by the Partnership.

Section 5.03                             Cooperation; Further Assurances.  Each of the Partnership and the Purchaser shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  Each of the Partnership and the Purchaser agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any required consent or approval or other clearance.

Section 5.04                             Use of Proceeds. The Partnership shall use the proceeds received from the transactions contemplated by this Agreement in order to fund (i) the Tall Oak Acquisition, including payment of all fees and expenses related to the Tall Oak Acquisition, (ii) the negotiation, execution, delivery and performance of this Agreement and (iii) growth capital expenditures of TOMPC, TOM-STACK and TOM-STACK Crude, LLC.

Section 5.05                             Lock-Up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement, the Purchaser shall not, during the period commencing on the Closing Date and ending 18 months after the Closing Date, (a) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Units (including any ENLK Preferred PIK Units received through distributions by the Partnership and any Conversion Units into which the Purchased Units or any such ENLK Preferred PIK Units may convert) or (b) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic

24

consequences of ownership of such Purchased Units (including any additional ENLK Preferred PIK Units received through distributions by the Partnership and any Conversion Units into which the Purchased Units or any such ENLK Preferred PIK Units may convert), whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Series B Preferred Units, Common Units, ENLK Preferred PIK Units or such other securities, in cash or otherwise; provided, however, that the Purchaser may pledge all or any portion of its Purchased Units to any holders of obligations owed by the Purchaser, including to the trustee for, or representative of, such holders; provided further, that the Purchaser may transfer any of the Purchased Units purchased hereunder or any ENLK Preferred PIK Units received through distributions by the Partnership (i) to an Affiliate of the Purchaser or (ii) to any other Person reasonably acceptable to the Partnership solely to the extent necessary to address a Regulatory Concern with respect to the Purchaser or any of its Affiliates, provided that, in any case, any such transferee agrees to the restrictions set forth in this Section 5.05 and so long as such transfer complies with the Organizational Documents of the Partnership and applicable federal and state securities laws.

Section 5.06                             Subsequent Transaction. On or prior to the 18-month anniversary of the Closing Date, the Partnership may agree to sell to the Purchaser, and the Purchaser may agree to purchase from the Partnership, additional Series B Preferred Units or similar equity at an aggregate purchase price to be mutually agreed by the Partnership and the Purchaser, but not to exceed $500,000,000.  In the event the Partnership and the Purchaser agree to undertake such a subsequent transaction and execute a definitive purchase agreement in respect thereof, the price per unit to be paid by the Purchaser shall equal the 30-trading day VWAP ending at the close of business on the trading day immediately prior to the date of such agreement.

ARTICLE VI
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                             Indemnification by the Partnership.  Subject to the limitations set forth in this Agreement, the Partnership agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them, whether or not involving a third party claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein; provided, that any such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party has given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made); and, provided, further, that no Purchaser Related Party shall be entitled to recover special, indirect, exemplary, incidental, lost profits, speculative or punitive damages.

25

Section 6.02                             Indemnification by the Purchaser.  Subject to the limitations set forth in this Agreement, the Purchaser agrees to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them, whether or not involving a third party claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided, that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party has given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made); and provided, further, that no Partnership Related Party shall be entitled to recover special, indirect, exemplary, incidental, speculative or punitive damages.

Section 6.03                             Indemnification Procedure.

(a)                                 Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding.  Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement.  The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel, as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in

26

the defense of such matter and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of the claim for indemnification or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

(b)                                 Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

(c)                                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any third party indemnity claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such third party indemnity claim) if the third party indemnity claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the third party indemnity claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.04                             Survival of Provisions.  All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto; provided, that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is sixty (60) days following the date on which the Partnership files with the Commission its Annual Report on Form 10-K for the fiscal year ending December 31, 2015, except (a) the representations and warranties of Partnership set forth in Section 3.01 (Formation and Qualification of the Partnership Entities), Section 3.02 (Capitalization and Valid Issuance of Purchased Units, ENLK Preferred PIK Units, Conversion Units and Additional Conversion Units), Section 3.03 (Authority), Section 3.19 (Certain Fees) and Section 3.28 (MLP Status) shall survive indefinitely and (b) the representations and warranties of the Purchaser set forth in Section 4.01 (Existence), Section 4.02 (Authority) and Section 4.04 (Certain Fees) shall survive indefinitely.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration; provided, that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.04, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The covenants or agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing and shall remain in full force and effect

27

until such covenant or agreement is fully performed in accordance with the terms of this Agreement.

ARTICLE VII
TERMINATION

Section 7.01                             Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Partnership and the Purchaser;

(b)                                 by either the Partnership or the Purchaser if (i) any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable or (ii) the definitive purchase agreements executed with respect to the Tall Oak Acquisition are terminated for any reason;

(c)                                  by the Partnership if (i) there shall have been a breach of any representation or warranty of the Purchaser set forth in this Agreement or in any other Transaction Document, or if any such representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 2.05 would be incapable of being satisfied by the Closing Date or (ii) there shall have been a breach in any material respect by the Purchaser of any of its covenants or agreements hereunder, and with respect to clause (i) or (ii) the Purchaser shall have not cured such breach or inaccuracy within 30 days after receipt of written notice thereof from the Partnership; provided, however, that the Partnership is not then in breach of any of its obligations hereunder;

(d)                                 by the Purchaser if (i) there shall have been a breach of any representation or warranty of the Partnership set forth in this Agreement or in any other Transaction Document, or if any such representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 2.04 would be incapable of being satisfied by the Closing Date or (ii) there shall have been a breach in any material respect by the Partnership of any of its covenants or agreements hereunder, and with respect to clause (i) or (ii) the Partnership shall have not cured such breach or inaccuracy within 30 days after receipt of written notice thereof from the Purchaser; provided, however, that the Purchaser is not then in breach of any of its obligations hereunder; or

(e)                                  by either the Partnership or the Purchaser if the Closing shall not have occurred by the Outside Date (as defined in each of the Tall Oak Purchase Agreements), as may be automatically extended (if applicable) pursuant to the second proviso of Section 8.2(a) of each of the Tall Oak Purchase Agreements but without any other extension; provided, however, that the Partnership shall provide prompt written notice to the Purchaser of any such automatic extension of the Outside Date.

Section 7.02                             Certain Effects of Termination.  In the event that this Agreement is terminated pursuant to Section 7.01:

28

(a)                                 except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b)                                 regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchaser thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchaser, unless the Partnership and the Purchaser execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchaser; and

(c)                                  the Non-Disclosure Agreement shall remain in effect until it expires in accordance with its terms.

ARTICLE VIII
MISCELLANEOUS

Section 8.01                             Expenses.  At the Closing, the Partnership shall pay to the Purchaser out of the proceeds received from the consummation of the transactions contemplated by this Agreement a transaction fee equal to 2.5% of the Purchase Price (the “Transaction Fee”). The Transaction Fee will be made by netting the amount of such Transaction Fee from the Purchase Price at the Closing. For United States federal income tax purposes, payment of the Transaction Fee is, and will be treated by the parties as, an adjustment to the Purchase Price paid by the Purchaser for the Purchased Units. In addition, the Partnership will pay the reasonable out-of-pocket expenses incurred by the Purchaser in connection with the transactions contemplated hereby; provided, however, that the Partnership’s obligations pursuant to this sentence shall not exceed $1,500,000.  Notwithstanding the foregoing, if the Partnership raises equity capital from another source to finance the Tall Oak Acquisition, other than any public equity offering registered under the Securities Act, and the Closing has not occurred at such time, the Partnership shall pay the reasonable fees and expenses incurred by the Purchaser and its Affiliates in connection with the due diligence, preparation, negotiation and execution of this Agreement as well as the other Transaction Documents, including, without limitation, legal, accounting, advisory and other reasonable fees and expenses regardless of whether the transactions contemplated by this Agreement are consummated; provided, however, that the expenses of the Purchaser and its Affiliates paid out of such proceeds shall not exceed $1,500,000 in the aggregate; provided, further, that the expense reimbursement described in this sentence shall not apply if the Purchaser has breached, failed to perform or violated in any material respect any representation, warranty or covenant in this Agreement.

Section 8.02                             Interpretation.  Article, Section and Exhibit references herein refer to articles and sections of, or exhibits to, this Agreement, unless otherwise specified.  All Exhibits to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party

29

has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Purchaser unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  If any provision in the Transaction Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the applicable Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part thereof, and the remaining provisions shall remain in full force and effect and shall be construed so as to give effect to the original intent of the parties as closely as possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  Words such as “herein,” hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear, unless the context otherwise requires.  Article and Section headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.03                             No Waiver; Modifications in Writing.

(a)                                 Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at Law or in equity or otherwise.

(b)                                 Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or the Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 8.04                             Binding Effect; Assignment.

(a)                                 Binding Effect.  This Agreement shall be binding upon the Partnership, the Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

30

(b)                                 Assignment.  All or any portion of Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by the Purchaser, subject to compliance with applicable securities laws and Section 5.05, and, except as provided in the Transaction Documents, any such assignment shall not affect the rights or obligations of the Purchaser hereunder.  Also, the Purchaser may transfer or assign this Agreement (including the right to seek indemnification) in whole or in part to any Affiliate of the Purchaser without the consent of the Partnership; provided, however, that the Purchaser shall remain responsible to the Partnership and the Partnership Related Entities, as applicable, for all obligations, indemnities and liabilities due to such Persons hereunder, unless such transfer is made in whole, occurs prior to the Closing and, without limiting each other representation made by such transferee as a result of such transfer, such transferee satisfies the representation set forth in Section 4.07.  Upon any such permitted transfer or assignment, and subject to the proviso in the immediately preceding sentence, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires.  Without the written consent of the Partnership, no portion of the rights and obligations of the Purchaser under this Agreement may be assigned or transferred by the Purchaser or any transferee of Purchased Units to a Person that is not an Affiliate of the Purchaser.  No portion of the rights and obligations of the Partnership under this Agreement may be transferred or assigned without the prior written consent of the Purchaser.

Section 8.05                             Confidentiality.

(a)                                 Except as permitted by this Section 8.05, the Purchaser shall, and shall cause its Affiliates and their Representatives, and their respective Affiliates and their Representatives (each, a “Restricted Person”), for a period of two years after the Closing, or if the Closing does not occur, for a period of two years after the date hereof, to maintain the confidentiality of, and not disclose, trade or otherwise divulge any Confidential Information provided to or known by such Restricted Person.

(b)                                 If any Restricted Person is required to disclose any Confidential Information under applicable Law, stock exchange regulations or by an order, decree or rule of any Governmental Authority, the disclosing Restricted Person shall give prompt advance written notice to the Partnership before the time of disclosure to allow the Partnership an opportunity to seek a protective order or other appropriate remedy, or provide a limited waiver of compliance with the prohibition against unauthorized disclosure, and otherwise shall disclose only that limited portion of the Confidential Information as is required by such applicable Law, regulation, order, decree or rule; provided, however, that such disclosing Restricted Person shall reasonably cooperate with the Partnership (at the Partnership’s cost) in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

(c)                                  If the Closing does not occur for any reason, then (i) for a period of two years after the date hereof, each Restricted Person agrees that all Confidential Information will remain confidential and such Restricted Person and any Person to whom such Restricted Person has disclosed Confidential Information will not use the Confidential Information except as permitted by this Agreement and (ii) each Restricted Person shall promptly return to the Partnership or destroy all Confidential Information and related materials and information, including any notes, summaries, compilations, analyses or other material derived from the

31

inspection or evaluation of such material and information, provided that such Restricted Person may retain such copies as required by applicable Law and promulgated professional standards, which copies shall remain subject to clause (i).

(d)                                 Other than any Form 8-K to be filed in connection with the transactions contemplated by this Agreement, the Partnership Entities and any of their respective Representatives shall disclose the identity of, or any other information concerning, the Purchaser or any of its Affiliates only after providing the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure).

Section 8.06                             Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a) if to the Purchaser:

Enfield Holdings, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Facsimile: (817) 871-4010

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

Facsimile: (713) 546-5401

(b) if to the Partnership:

EnLink Midstream Partners, LP

2501 Cedar Springs

Dallas, Texas 75201

Attention:  General Counsel

Facsimile:  214-721-9299

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201-2980

Attention:  Douglass Rayburn

Facsimile:  214-661-4634

32

or to such other address as the Partnership or the Purchaser may designate to each other in writing from time to time.  All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered, (ii) upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed, (iii) upon actual receipt of the facsimile copy, if sent via facsimile and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.07                             Removal of Legend.  In connection with a sale of the Purchased Units or Conversion Units by the Purchaser in reliance on Rule 144 promulgated under the Securities Act, the Purchaser or its broker shall deliver to the Partnership and its transfer agent a broker representation letter providing to the Partnership and its transfer agent any information the Partnership deems necessary to determine that such sale is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership and regarding the length of time the Purchased Units or Conversion Units have been held.  Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the legend referred to in Section 4.6(e) from the appropriate book-entry accounts maintained by the transfer agent, and the Partnership shall bear all costs associated therewith.  After the Purchaser or its permitted assigns have held the Purchased Units, any ENLK Preferred PIK Units or their underlying Conversion Units or Additional Conversion Units, as applicable, for such time as non-Affiliates are permitted to sell without volume limitations under Rule 144, if the book-entry accounts for such Purchased Units, ENLK Preferred PIK Units, Conversion Units or Additional Conversion Units still bear the restrictive legend referred to in Section 4.6(e), the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.6(e) therefrom, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems necessary to determine that the legend is no longer required under the Rules and Regulations or applicable state laws, including a certification that the holder is not an Affiliate of the Partnership (and a covenant to inform the Partnership if it should thereafter become an Affiliate and to consent to the placing of an appropriate restrictive legend on the applicable Purchased Units, ENLK Preferred PIK Units, Conversion Units or Additional Conversion Units in such case) and regarding the length of time the Purchased Units or their underlying Conversion Units have been held.

Section 8.08                             Entire Agreement; Disclaimer of Reliance.  This Agreement, the other Transaction Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein and therein. There are no, and neither the Partnership nor the Purchaser has relied upon, restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Transaction Documents with respect to the rights and obligations of the Partnership, the Purchaser or any of their respective Affiliates hereunder or thereunder, and each of the Partnership and the Purchaser expressly disclaims that it is owed any duties or is entitled to any remedies not expressly set forth in this Agreement.  This Agreement, the Transaction Documents and the other agreements and documents referred to herein or therein

33

supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.09                             Governing Law; Submission to Jurisdiction.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.10                             Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

Section 8.11                             Exclusive Remedy.  The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law.  Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by either party hereto.

Section 8.12                             No Recourse Against Others.

(a)                                 All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchaser.  No Person other than the Partnership or the Purchaser, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out

34

of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchaser hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.

(b)                                 Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchaser hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each of the Partnership and the Purchaser disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.13                             No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchaser and, for purposes of Section 8.09 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchaser, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.14                             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Signature Pages Follow]

35

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its General Partner

By:	/s/ Michael J. Garberding
Michael J. Garberding
Executive Vice President and Chief Financial Officer

[Signature Page to Convertible Preferred Unit Purchase Agreement]

PURCHASER:

ENFIELD HOLDINGS, L.P.

By:	TPG Advisors VII, Inc.
its general partner

By:	/s/ Clive Bode
Clive Bode
Vice President

[Signature Page to Convertible Preferred Unit Purchase Agreement]

EXHIBIT A

EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENLINK MIDSTREAM PARTNERS, LP

ii

iii

EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENLINK MIDSTREAM PARTNERS, LP

THIS EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENLINK MIDSTREAM PARTNERS, LP dated as of [•], 201[•], is entered into by and among EnLink Midstream GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)                                 Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)                                 If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book

Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.

“Additional Series B Preferred Units” means the additional Series B Preferred Units or other equity security that may be issued pursuant to Section 5.06 of the Series B Purchase Agreement.

“Adjusted Capital Account” of a Partner means the Capital Account maintained for such Partner adjusted as provided herein.  The balance of an Adjusted Capital Account at any time is the balance of the Capital Account at such time (a) increased by any amounts that such Partner is obligated at such time to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of losses and deductions that are reasonably expected at such time to be allocated to such Partner in subsequent taxable periods of the Partnership under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that are reasonably expected at such time to be made to such Partner in subsequent taxable periods to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” in respect of a General Partner Interest, a Common Unit, a Series B Preferred Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount which the Adjusted Capital Account of a Partner would be if such Partnership Interest were the only interest in the Partnership held by that Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or 5.3(d)(ii).

“Adjusted Series B Issue Price” means $14.625(1) per Series B Preferred Unit.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or

(1) Note to Draft: This equals $15.00 less the 2.5% Transaction Fee.

indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1.

“Agreed Value” of any item of property means the fair market value of such item of property as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of one or more properties that are contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such item of property.

“Agreement” means this Eighth Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)                                 the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)                                 the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event after which a negative adjustment is made to the aggregate Carrying Values of the assets of the Partnership pursuant to Section 5.3(d).

“Book-Up Event” means an event after which a positive adjustment is made to the aggregate Carrying Values of the assets of the Partnership pursuant to Section 5.3(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” of a Partner is maintained as provided in Section 5.3. The “Capital Account” in respect of a General Partner Interest, a Common Unit, a Series B Preferred Unit, an Incentive Distribution Right or other Partnership Interest is the Capital Account that would be maintained if such Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreements.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, natural gas gathering or transmission pipelines and natural gas treating or processing plants and natural gas liquids pipelines, fractionation plants and storage and distribution facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other equity interest or participation in an entity that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” of an item of Partnership property immediately after the Closing Date is the fair market value of such item of Partnership property as determined by the General Partner using such reasonable method of valuation as it may adopt. For purposes hereof, the Partnership shall be treated as owning directly its share (as determined by the General Partner) of all property owned by the Operating Partnership or any other Subsidiary that is classified as a partnership or is disregarded for federal income tax purposes. The Carrying Value of any item of Partnership property shall be adjusted from time to time as provided in Section 5.3(b) and Section 5.3(d).  The Carrying Value of an item of property that is acquired by the Partnership after the Closing Date shall be the amount that would be the adjusted basis for federal income tax purposes of such property in the hands of the Partnership immediately after its acquisition if the adjusted basis for federal income tax purposes of each asset of the Partnership at that time were equal to its Carrying Value at that time.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he

(and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” as used in Section 7.12 has the meaning assigned to such term in Section 7.12(c).

“Class C Capital Amount” has the meaning ascribed to such term in Section 5.3(a).

“Class C Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class C Common Units in this Agreement.

“Class C Conversion Effective Date” means the earlier of (i) the date the General Partner, in its sole discretion, determines to convert all of the outstanding Class C Common Units into Common Units in accordance with the terms set forth in Section 5.9(b)(vi) (in which case the transfer agent shall send prompt notice thereof to the holders of Class C Common Units) and (ii) the first Business Day following the date of the distribution with respect to the Quarter ending March 31, 2016.

“Class C PIK Common Units” has the meaning ascribed to such term in Section 5.9(a).

“Closing Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership, EnLink Midstream, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class C Common Unit or Series B Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.

“Contribution Agreements” means, collectively, the First Contribution Agreement, the Closing Contribution Agreement and the 2013 Contribution Agreement.

“Corrective Allocation” means any allocation of an item of income, gain, loss, deduction or credit pursuant to Section 6.1(d)(x).

“Credit Agreement” means the Credit Agreement dated as of February 20, 2014, among the Partnership, as borrower, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent for the lenders, as such agreement is in effect on the date of this Agreement.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to Section 6.1(d)(ix).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Devon” means Devon Energy Corporation, a Delaware corporation, and any successors thereto.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(x)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such

Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“ENLC” means EnLink Midstream, LLC, a Delaware limited liability company, and any successors thereto.

“ENLC Manager” EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of ENLC.

“EnLink Midstream, Inc.” means EnLink Midstream, Inc., a Delaware corporation formerly named Crosstex Energy, Inc.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of November 27, 2002, among the General Partner, the Partnership, the Operating Partnership, EnLink Midstream, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.3125 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.8.

“General Partner” means EnLink Midstream GP, LLC and its successors and permitted assigns as general partner of the Partnership.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4 or any other provision of this Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” has the meaning assigned to such term in Section 1.1 of the Original Agreement.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective multiplied (in order to give effect to the Unit Split) by 50 percent, or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership.

“Junior Interests” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units and Incentive Distribution Rights, but excluding any Series B Parity Securities and Series B Senior Securities.

“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Series B Preferred Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.25 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed by the Partnership, the Partnership’s Carrying Value in such property assuming that the adjustment permitted by Section 5.3(d)(ii) is made immediately before the time such property is distributed, reduced by any indebtedness either assumed by the distributee or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” for any taxable period of the Partnership means the sum, if positive, of all items of income, gain, loss and deduction that are recognized by the Partnership during such taxable period and on or before the Liquidation Date. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) but shall not include any items allocated under Section 6.1(d).

“Net Loss” for any taxable period of the Partnership means the sum, if negative, of all items of income, gain, loss or deduction that are recognized by the Partnership during such taxable period of the Partnership and on or before the Liquidation Date.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) but shall not include any items allocated under Section 6.1(d).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner pursuant to Section 4.9.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest.  Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement.  As of [•], 201[•], there are [1,594,974] Notional General Partner Units (resulting in the General Partner’s Percentage Interest being [•]% as of such date).  If (A) the General Partner makes additional Capital Contributions pursuant to Section 5.1 to maintain its Percentage Interest or (B) a Pro Rata distribution or a subdivision or combination of Units is made in accordance with Section 5.6, the number of Notional General Partner Units shall be proportionally increased or decreased, as applicable, to reflect the maintenance of such Percentage Interest.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a)                                 Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b)                                 Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners.  Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.

“Operating Partnership” means EnLink Midstream Operating, LP, a Delaware limited partnership, and any successors thereto.

“Operating Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)                                 the sum of (i) $8.9 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b)                                 the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Organizational Limited Partner” means EnLink Midstream, Inc. in its capacity as the organizational limited partner of the Partnership pursuant to the Original Agreement.

“Original Agreement” has the meaning assigned to such term in Section 2.1.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iii) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner.  For the avoidance of doubt, the board of directors of the General Partner has approved the issuance of the Series B Preferred Units to the Series B Purchaser pursuant to the Series B Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B PIK Preferred Units and Series B Conversion Units issued to the Series B Purchaser shall be deemed to be approved by the board of directors of the General Partner in accordance with clause (iii) of the immediately preceding sentence, and the foregoing limitations of the immediately preceding sentence shall not apply to the Series B Purchaser with respect to their ownership (beneficially or of record) of the Series B Preferred Units, Series B PIK Preferred Units or Series B Conversion Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss or deduction determined in accordance with Section 5.3(b) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means EnLink Midstream Partners, LP, a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class C Common Units, Series B Preferred Units and Incentive Distribution Rights.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest (in its capacity as General Partner without reference to any Limited Partner Interests held by it and calculated based upon the number of Notional General Partner Units then deemed held by the General Partner), and as to any Unitholder or Assignee holding Units, the product obtained by multiplying (x) 100% less the percentage applicable to clause (b) below times (y) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder or Assignee, as the case may be, by (B) the sum of the total number of all Outstanding Units and Notional General Partner Units deemed owned by the General Partner, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the number of Units to which such Partnership Securities are equivalent for the purpose of determining Percentage Interest (and only for such purpose) as determined by the General Partner as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and a Series B Preferred Unit shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“PIK Option Exercise” has the meaning ascribed to such term in Section 5.9(b)(viii).

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series B Preferred Unitholders, apportioned equally among all Series B Unitholders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Preferred Unitholder and (d) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership for federal income tax purposes (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property of the Partnership, which gain is characterized as ordinary income for federal income tax purposes because it represents the recapture of deductions previously taken with respect to such property.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-97779) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class C Common Units or Series B Preferred Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class C Common Units or Series B Preferred Units as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on the allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c) that is identified therein as a Required Allocation and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d) that is identified therein as a Required Allocation.

“Second Target Distribution” means $0.375 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series B Cash Payment Amount” means an amount per Quarter per Series B Preferred Unit equal to $0.28125.

“Series B Change of Control” means (i) the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), excluding (a) the Series B Purchaser and its Affiliates and (b) Devon, ENLC, the Partnership or any of their respective Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of either the

General Partner or the ENLC Manager, measured by voting power rather than number of units, or otherwise acquires a right to designate a majority of the board of directors of either the General Partner or ENLC Manager, or (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that Devon or any of its Subsidiaries (excluding ENLC and its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the Outstanding Common Units.  Notwithstanding the foregoing, a Series B Change of Control shall not result solely from a sale by Devon or any of its Subsidiaries, directly or indirectly, of the Capital Stock held by Devon or such Subsidiaries in the Partnership, the General Partner, ENLC and/or the ENLC Manager, so long as all previously Outstanding Common Units remain Outstanding immediately after such sale.

“Series B Consolidation Transaction” means the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that (i) ENLC or any of its Subsidiaries becomes the Beneficial Owner, directly or indirectly, of sixty percent (60%) or more of the Outstanding Common Units and (ii) following such occurrence, ENLC has a class of common equity securities listed or admitted to trading on a National Securities Exchange.

“Series B Conversion Date” has the meaning assigned to such term in Section 5.10(b)(viii)(D).

“Series B Conversion Notice” has the meaning assigned to such term in Section 5.10(b)(viii)(C).

“Series B Conversion Notice Date” has the meaning assigned to such term in Section 5.10(b)(viii)(C).

“Series B Conversion Rate” means the number of Common Units issuable upon the conversion of each Series B Preferred Unit (including any accrued and unpaid Series B PIK Preferred Units), which shall be 1.0 until such rate is adjusted as set forth in Section 5.10(b)(viii)(E).

“Series B Conversion Unit” means a Common Unit issued upon conversion of a Preferred Unit pursuant to Section 5.10(b)(viii). Immediately upon such issuance, each Series B Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series B Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series B Preferred Units.

“Series B Distribution Conversion Quarter” means the Quarter ending [•], 201[•].(2)

“Series B Distribution Payment Date” has the meaning assigned to such term in Section 5.10(b)(ii)(A).

(2)  The sixth Quarter ending after the Quarter in which the Series B Issue Date occurs.

“Series B Forced Conversion Conditions” has the meaning assigned to such term in Section 5.10(b)(viii)(B).

“Series B Forced Conversion Notice” has the meaning assigned to such term in Section 5.10(b)(viii)(C).

“Series B Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.10(b)(viii)(C).

“Series B Issuance Date” means [•], 201[•] or such later date on which Series B Preferred Units are issued pursuant to the Series B Purchase Agreement.

“Series B Issue Price” means $15.00 per Series B Preferred Unit.

“Series B Liquidation Value” means, with respect to each Series B Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series B Issue Price, plus (ii) all Series B Unpaid Cash Distributions and any accrued and unpaid Series B PIK Preferred Units, plus (iii) all accrued but unpaid distributions on such Series B Preferred Unit (including distributions payable in Series B PIK Preferred Units) with respect to the Quarter in which the liquidation occurs.

“Series B Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series B Preferred Units.

“Series B PIK Exclusive Payment Amount” means (i) for the Quarter in which the Series B Issuance Date occurs with respect to a Series B Preferred Unit, a number of Series B PIK Preferred Units equal to 0.02125 times a fraction, of which the numerator is the number of days from and including the Series B Issuance Date with respect to such Series B Preferred Units to the date of such Quarter’s end and the denominator is [91], and (ii) for each other Quarter, 0.02125 Series B PIK Preferred Units; provided, in the case of each of clauses (i) and (ii) above, fractional Series B PIK Preferred Units shall not be issued to any person (each fractional Series B PIK Preferred Unit shall be rounded to the nearest whole Series B PIK Preferred Unit (and 0.5 Series B PIK Preferred Unit shall be rounded to the next higher Series B PIK Preferred Unit)).

“Series B PIK Payment Amount” means the greater of (i) 0.00250 Series B PIK Preferred Units and (ii) the number of Series B PIK Preferred Units equal to (a) the excess (if any) of (x) the amount of distributions in cash for such Quarter that would have been payable with respect to a Series B Preferred Unit if such Series B Preferred Unit had converted at the beginning of the Quarter in respect of which such distributions are being paid into the number of Common Unit(s) into which such Series B Preferred Unit is convertible pursuant to Section 5.10(b)(viii) as of the date of such determination, over (y) the Series B Cash Payment Amount, divided by (b) the Series B Issue Price; provided, in the case of each of clauses (i) and (ii) above, fractional Series B PIK Preferred Units shall not be issued to any person (each fractional Series B PIK Preferred Unit shall be rounded to the nearest whole Series B PIK Preferred Unit (and 0.5 Series B PIK Preferred Unit shall be rounded to the next higher Series B PIK Preferred Unit)).

“Series B PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.10(b)(ii)(B).

“Series B PIK Preferred Units” has the meaning assigned to such term in Section 5.10(a).

“Series B Preferred Units” has the meaning assigned to such term in Section 5.10(a).

“Series B Purchase Agreement” means the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015, by and between the Partnership and the Series B Purchaser.

“Series B Purchaser” means Enfield Holdings, L.P., a Delaware limited partnership, and its permitted assigns in accordance with the Series B Purchase Agreement.

“Series B Quarterly Distribution” has the meaning assigned to such term in Section 5.10(b)(ii)(A).

“Series B Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series B Preferred Units.

“Series B Unitholder” means a Record Holder of Series B Preferred Units.

“Series B Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.10(b)(ii)(C).

“Seventh Amended and Restated Agreement” has the meaning assigned to such term in Section 2.1.

“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class C Common Units or Series B Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency)

to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Taxable Period of the Partnership” or “taxable period of the Partnership” has the meaning assigned thereto in Section 5.3(b)(viii).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated December 11, 2002 among the Underwriters, the Partnership, and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class C Common Units and Series B Preferred Units but shall not include (i) Notional General Partner Units or the General Partner Interest represented thereby or (ii) Incentive Distribution Rights.

“Unit Split” has the meaning assigned to such term in Section 2.1.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Units, including the Series B Preferred Units as described in Section 5.10(b)(v)(A).

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” of any item of Partnership property at any time means the excess, if any, of (a) the fair market value of such property at such time (prior to any adjustment to be made pursuant to Section 5.3(d) as of the time) over (b) the Carrying Value of such property as of such time prior to any adjustment to be made pursuant to Section 5.3(d) as of such time.

“Unrealized Loss” of any item of Partnership property at any time means the excess, if any, of (a) the Carrying Value of such property as of such time (prior to any adjustment to be made pursuant to Section 5.3(d) as of such time) over (b) the fair market value of such property as of such time.

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

“2013 Contribution Agreement” means the Contribution Agreement by and among Devon Energy Corporation, Devon Gas Corporation, Devon Gas Services, L.P., Southwestern Gas Pipeline, Inc., the Partnership and the Operating Partnership, dated as of October 21, 2013.

Section 1.2                                    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1                                    Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  The General Partner and the Limited Partners have previously entered into that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 17, 2002 (the “Original Agreement”).  On March 29, 2004, the General Partner and the Limited Partners entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership (i) to reflect the various numerical changes resulting from the two-for-one split in Common Units and certain Units denominated as “Subordinated Units” (the “Unit Split”) declared on February 26, 2004, having a record date of March 16, 2004 and a distribution date of March 29, 2004 (ii) and make other miscellaneous revisions.  The Unit Split was effected in accordance with Section 5.6 of this Agreement, and all such numerical changes are reflected as if the Unit Split had occurred at the beginning of the Partnership’s existence.  On June 24, 2005, the General Partner and the Limited Partners entered into that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership (i) to establish the rights and obligations of certain Units denominated as “Senior Subordinated Units” in connection with the issuance of such Partnership Securities and (ii) to make other miscellaneous revisions.  On November 1, 2005, the General Partner and the Limited Partners entered into that certain Fourth Amended and Restated Agreement of Limited Partnership (i) to establish the rights and obligations of certain Units denominated as “Senior Subordinated Series B Units” in connection with the issuance of such Partnership Securities and (ii) to make other miscellaneous revisions.  On June 29, 2006, the General Partner and the Limited Partners entered into that certain Fifth Amended and Restated Agreement of Limited Partnership (i) to establish the rights and obligations of certain Units denominated as “Senior Subordinated Series C Units” in connection with the issuance of such Partnership Securities and (ii) to make other miscellaneous revisions.  On March 23, 2007, the General Partner and the Limited Partners entered into that certain Sixth Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1, dated as of December 20, 2007, Amendment No. 2, effective as of January 1, 2007, Amendment No. 3, dated as of January 19, 2010, Amendment No. 4, dated as of September 13, 2012, Amendment No. 5, dated as of February 27, 2014, and Amendment No. 6, dated as of March 7, 2014, (i) to establish the rights and obligations of certain Units denominated as “Senior Subordinated Series D Units,” “Series A Convertible Preferred Units” and “Class B Common Units” in connection with the issuance of such Partnership Securities and (ii) to make other miscellaneous revisions.

On July 7, 2014, the General Partner and the Limited Partners entered into that certain Seventh Amended and Restated Agreement of Limited Partnership, as amended by Amended No. 1, dated as of February 17, 2015, Amendment No. 2, dated as of March 16, 2015, and Amendment No. 3, dated as of May 27, 2015 (as so amended, the “Seventh Amended and Restated Agreement”) (i) to establish the rights and obligations of certain Units denominated as “Class C Common Units,” “Class D Common Units” and “Class E Common Units” in connection with the issuance of such Partnership Securities, (ii) to delete certain provisions that were no longer applicable to the Partnership and (iii) to make other miscellaneous revisions.  The purpose of this Eighth Amended and Restated Agreement of Limited Partnership is (i) to consolidate the previous amendments into one document and (ii) to establish the rights and obligations of the Series B Preferred Units in connection with the issuance of such Partnership Securities.  This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2                                    Name.

The name of the Partnership shall be “EnLink Midstream Partners, LP”. The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 2501 Cedar Springs Rd., Dallas, Texas 75201 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 2501 Cedar Springs Rd., Dallas, Texas 75201 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                    Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner reasonably determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5                                    Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                    Power of Attorney.

(a)                                 Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                                     execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii)                                  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)                                 The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7                                    Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8                                    Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1                                    Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2                                    Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3                                    Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4                                    Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)                                  promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)                               to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv)                              to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)                                 to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)                              to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)                                 The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1                                    Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership may issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Notwithstanding the above provisions, Common Units may be uncertificated.  With respect to the issuance of any Series B Preferred Units, the Partnership shall issue such Certificates in accordance with Section 5.10(b)(vii).

Section 4.2                                    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate or issue uncertificated Units evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued or issue uncertificated Units if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent, against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c)                                  As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                    Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4                                    Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the general partner of the Partnership, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any partner or other owner of the General Partner of any or all of the partnership interests or other ownership interests of the General Partner.

Section 4.5                                    Registration and Transfer of Limited Partner Interests.

(a)                                 The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests or uncertificated Common Units unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or evidence of the issuance of uncertificated Common Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.  Upon receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units or Certificates shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the books of the Partnership.

(b)                                 Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests evidenced by a Certificate until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer, or any evidence of uncertificated Common Units is surrendered together with proper transfer instructions, as applicable, and such Certificates or transfer instructions are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing).  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate, or issuance of uncertificated Common Units, under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)                                  Limited Partner Interests may be transferred only in the manner described in this Section 4.5.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)                                 Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest.  Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e)                                  A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f)                                   The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6                                    Transfer of the General Partner’s General Partner Interest.

(a)                                 Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7                                    Transfer of Incentive Distribution Rights.

The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8                                    Restrictions on Transfers.

(a)                                 Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)                                 The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)                                  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9                                    Citizenship Certificates; Non-citizen Assignees.

(a)                                 If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the

General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b)                                 The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)                                  Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)                                 At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10                             Redemption of Partnership Interests of Non-citizen Assignees.

(a)                                 If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i)                                     The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that (if applicable) payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or, if such Redeemable Interests are uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)                                 The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)                                  Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1                                    Additional Contributions by the General Partner.

Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may make, in order to maintain the Percentage Interest with respect to its General Partner Interest, but shall not be obligated to make, additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the gross amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests.  Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.2                                    Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3                                    Capital Accounts.

(a)                                 The Partnership shall maintain for each Partner (or a Beneficial Owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  The Capital Account of each Partner shall be increased by (i) the amount of cash and the Net Agreed Value of property contributed to the Partnership by such Partner pursuant to this Agreement and (ii) all items of Partnership income and gain allocated to such Partner pursuant to Section 6.1, and it shall be decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property (other than Series B PIK Preferred Units) made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss allocated to such Partner pursuant to Section 6.1.  The General Partner may in connection with the issuance of Partnership Interests adjust the balance of the Capital Account of any Partner so as to preserve the agreed economic relationship between the Partnership Interests that are so issued and the Partnership Interests that were outstanding prior to such issuance; provided that the economic relationships between the Partnership Interests that were outstanding prior to such issuance are not changed thereby. Any such adjustment shall be recorded in the records of the Partnership. The initial Capital Account balance in respect of each Class C Common Unit (other than Class C PIK Common Units) shall equal the closing price of a Common Unit on the National Securities Exchange on the date of issuance of such Class C Common Units (the “Class C Capital Amount”), and the initial Capital Account balance of each holder of such Class C Common Units in respect of all such Class C Common Units held shall be the product of such Class C Capital Amount multiplied by the number of such Class C Common Units held thereby. For the avoidance of doubt, the Series B Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series B Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each

Series B Preferred Unit issued on the Series B Issuance Date shall be the Adjusted Series B Issue Price, and the initial Capital Account balance in respect of each Series B PIK Preferred Unit shall be zero. The Capital Account balance of each holder of Series B Preferred Units in respect of its Series B Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.10(b)(ii)(C) or Section 5.10(b)(ii)(D) in respect of such Series B Preferred Units except as otherwise provided in this Agreement.

(b)                                 The items of income, gain, loss or deduction that are recognized by the Partnership for federal income tax purposes during a taxable period of the Partnership shall be adjusted as is set out in this Section 5.3(b) and shall then be allocated among the Partners as is provided in Section 6.1.

(i)                                     The Partnership shall be treated as owning directly its share (as determined by the General Partner) of all property owned by the Operating Partnership or any other Subsidiary that is, in each case, classified as a partnership or is disregarded for federal income tax purposes.

(ii)                                  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that cannot either be deducted or amortized under Section 709 of the Code shall be treated as an item of deduction at the time such fees and other expenses are incurred.

(iii)                               The computation of items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code; provided that if an adjustment to the adjusted tax basis of any Partnership asset is required pursuant to Section 734(b) or 743(b) of the Code, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of income or deduction, as the case may be, at the time of the adjustment, and the Carrying Value of each Partnership asset in respect of which there was such an adjustment shall also be adjusted at that time.

(iv)                              Any income, gain, deduction or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property were equal to the Partnership’s Carrying Value for such property as of the date of disposition.

(v)                                 Any deductions for depreciation, cost recovery or amortization that are attributable to any Partnership property shall be determined as if the adjusted basis of such property were equal to the Carrying Value thereof and by using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes and appropriately taking into account the length of any short taxable period of the Partnership; provided, however, that, if the Partnership property has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt. Any deduction for depreciation, cost recovery or amortization in respect of Partnership property that is determined pursuant to this Section 5.3(b) shall reduce the Carrying Value of that Partnership property as of the end of the taxable period of the Partnership in which such deduction was recognized.  Notwithstanding the foregoing portion of this Section 5.3(b)(v), such deductions for depreciation, cost recovery, or amortization shall be determined with respect to any portion of such Carrying Value with respect to which Treasury Regulation Section 1.704-3(d) remedial allocations are to be made (including reverse section 704(c) allocations that are to be made as Treasury Regulation Section 1.704-3(d) remedial allocations) pursuant to provisions hereof in accordance with a method that is permitted by such Treasury Regulation Section 1.704-3(d) and that is selected by the General Partner.

(vi)          If the Partnership’s adjusted basis in property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall be an additional depreciation or cost recovery deduction in the year such property is placed in service at the time of such reduction and shall be treated as a reduction in the Carrying Value of such property. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be an item of income at the time of such restoration and shall be treated as an increase in the Carrying Value of such property at the time of such restoration.

(vii)         Any items of gain and loss that are determined pursuant to Section 5.3(d) hereof shall be treated as items of income and deduction, respectively, that are recognized in the taxable period of the Partnership that ends with the event that causes the determination of such gain or loss.  An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.3(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.3(b).

(viii)        A taxable period of the Partnership includes a taxable year of the Partnership. The portion of a taxable period of the Partnership that ends with the Closing Date or with an event in respect of which there is an adjustment to Carrying Values pursuant to Section 5.3(d) hereof shall be treated as the end of a taxable period of the Partnership. The portion of such taxable year of the Partnership that begins immediately thereafter shall be treated as a taxable period for purposes of the preceding sentence with the result that each taxable year of the Partnership may contain one or more taxable periods of the Partnership.  The items of income, gain, loss and deduction of the Partnership that are recognized for federal, state or local income tax purposes prior to the Closing Date shall not be allocated pursuant to this Agreement.

(c)           A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)           (i)            In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b) or a PIK Option Exercise, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion or PIK Option Exercise, shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or on the date of such conversion or PIK Option Exercise.  Any such Unrealized Gain or Unrealized Loss (or items thereof) shall (A) in the case of an adjustment other than as a result of a PIK Option Exercise, be allocated among the Unitholders pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated and (B) in the case of an adjustment resulting from a PIK Option Exercise, first be allocated to the Partners receiving Class C PIK Common Unit until the Capital Account attributable to each Class C PIK Common Unit and each Class C Common Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit, and any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  If the Unrealized Gain or Unrealized Loss allocated as a result of PIK Option Exercise is not sufficient to cause the Capital Account attributable to each Class C PIK Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit, then Capital Account balances shall be reallocated between the Partners holding Class C PIK Common Units and the Partners holding Common Units, so as to cause the Capital Account of each Class C PIK Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the PIK Option Exercise, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of all Partnership assets by (i) prior to the Class C Conversion Effective Date, the excess, if any, of the fair market value of any Class C PIK Common Units that the Partnership then has the option to issue in lieu of paying a declared distribution in cash on the Class C Common Units (for this purpose, assuming each such Class C PIK Common Unit has the same value as an outstanding Common Unit), over the amount of cash that the Partnership would otherwise distribute with respect to such Class C Common Units if it did not exercise such option, and (ii) the excess, if any, of the fair market value of any Outstanding Series B Preferred Units that have not yet been converted over the aggregate Issue Price of such Series B Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the General Partner may cause any Unrealized Gain or Unrealized Loss attributable to each Partnership property to be recognized, and allocated in the same manner as that provided in Section 5.3(d)(i), as if there had been a sale of such property immediately prior to such distribution in which event the Carrying Value of each Partnership property shall be adjusted as of the beginning of the next taxable period to an amount equal to the fair market value thereof; provided that the General Partner shall cause Unrealized Gain or Unrealized Loss to be recognized and Carrying Values to be adjusted if doing so would permit Corrective Allocations to be made pursuant to Section 6.1(d)(x).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

(iii)          In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series B Preferred Unit into Common Units in accordance with Section 5.10(b)(viii), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series B Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series B Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) had been allocated Pro Rata to each Partner holding Series B Conversion Units received upon such conversion until the Capital Account of each such Series B Conversion Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series B Preferred Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.3(d)(iii), the Capital Account of each Partner with respect to each Series B Conversion Unit received upon such conversion of the Series B Preferred Unit is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Series B Conversion Unit to equal, on a per

Unit basis with respect to each such Series B Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.

Section 5.4                                    Issuances of Additional Partnership Securities.

(a)           Subject to any approvals required by Section 5.10(b)(vi), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)           Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions (the specification of which may include an amendment of Section 6.1); (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the number of Units to which such Partnership Securities are equivalent for the purpose of determining Percentage Interest (and only for such purpose); and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)           The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d)           No fractional Units shall be issued by the Partnership.

Section 5.5                                    Limited Preemptive Right.

Except as provided in this Section 5.5 and in Section 5.1, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.  The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.6                                    Splits and Combinations.

(a)           Subject to Sections 5.6(d), 6.6 and 6.8 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b)           Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)           Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Securities, as applicable, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)           The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.7                                    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.8                                    [Reserved].

Section 5.9                                    Establishment of Class C Common Units.

(a)           General. The General Partner hereby designates and creates a series of Units to be designated as “Class C Common Units” and consisting of a total of 6,704,285 Class C Common Units, plus any additional Class C Common Units issued in kind as a distribution pursuant to Section 5.9(b)(ii) (“Class C PIK Common Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9.

(b)           Rights of Class C Common Units. During the period commencing upon the date of issuance of the Class C Common Units and ending on the Class C Conversion Effective Date, the Class C Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i)            Allocations. Unitholders holding Class C Common Units shall be allocated Net Income, Net Loss, Net Termination Gain and Net Termination Loss in accordance with Sections 6.1(a)-(c) in respect of their Class C Common Units in the same manner as Unitholders holding Common Units.

(ii)           Distributions.

(A)          The Class C Common Units shall have the right to participate in partnership distributions on a pro rata basis with the Common Units. Each distribution payable on the Class C Common Units shall be paid, as determined by the General Partner in its sole discretion, in either (A) cash or (B) Class C PIK Common Units in lieu of cash.  If the General Partner determines to pay distributions on the Class C Common Units in cash, then the Class C Common Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3, 6.4 or 6.5 on a pro rata basis with the Common Units, so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class C Common Unit.  If the General Partner determines to pay distributions on the Class C Common Units in Class C PIK Common Units, then the number of Class C PIK Common Units to be issued shall be determined by dividing (x) the cash distribution to be paid to a Common Unit for such Quarter by (y) the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading for the ten Trading Days ending two Trading Days prior to the date of declaration of such distribution; provided, however, that fractional Class C PIK Common Units shall not be issued to any person (each fractional Class C PIK Common Unit shall be rounded to the nearest whole Class C PIK Common Unit (and 0.5 Class C PIK Common Unit shall be rounded to the next higher Class C PIK Common Unit)).  Unless the context otherwise requires, references in this Section 5.9 and elsewhere in this Agreement to Class C Common Units shall include all Class C PIK Common Units Outstanding as of the date of such determination.  Each date of declaration and Record Date established pursuant to this Section 5.9(b)(ii) for a distribution on the Class C Common Units in respect of any Quarter shall be the same date of declaration and Record Date established for any distribution to be made by the Partnership in respect of other Partnership Securities pursuant to Section 6.3, 6.4 or 6.5 for such Quarter.

(B)          For the avoidance of doubt, the General Partner and the holders of the Incentive Distribution Rights shall not otherwise be entitled to receive any distributions that correspond to the distributions on a Class C Common Unit made in Class C PIK Common Units.

(iii)          Voting Rights.  Prior to the Class C Conversion Effective Date, the Class C Common Units shall be entitled to vote as a single class with the holders of the Common Units on any matters on which Unitholders are entitled to vote, and shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Common Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class C Common Units shall be required to approve any matter for which the holders of the Class C Common Units are entitled to vote as a separate class. Each Class C Common Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Common Unit is convertible at the time of the record date for the vote or written consent on the matter.

(iv)          Certificates.  The Class C Common Units will not be evidenced by certificates.  The Class C Common Units may be assigned or transferred in a manner identical to the assignment and transfer of Common Units; provided, however, that the Class C Common Units and the Common Units received upon conversion of the Class C Common Units may not be offered for sale, sold, pledged, transferred or otherwise disposed of until the Holder thereof provides evidence satisfactory to the General Partner (which, in the discretion of the General Partner, may include an opinion of counsel reasonably satisfactory to the General Partner) that such offer, sale, pledge, transfer or other disposition will not violate applicable Federal or state securities laws.

(v)           Registrar and Transfer Agent.  The General Partner will act as, or otherwise appoint, the registrar and transfer agent of the Class C Common Units.

(vi)          Conversion. Each Class C Common Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class C Common Units) effective as of the Class C Conversion Effective Date, without any further action by the holders thereof and without the approval of any Partner. The terms of the Class C Common Units will be changed, automatically and without further action, on the Class C Conversion Effective Date so that each Class C Common Unit is converted into one Common Unit and, immediately thereafter, none of the Class C Common Units shall be Outstanding. Such conversion shall be effective as of the Class C Conversion Effective Date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(vii)         Common Unit Issuance. On the Class C Conversion Effective Date, the Partnership shall cause the Transfer Agent to reflect the issuance of the Common Units book entry on the books and records of the Partnership.

(viii)        Tax Characterization of Class C PIK Common Unit Declaration and Issuance.  The General Partner’s entitlement to pay a declared distribution on the Class C Common Units either in cash or in Class C PIK Common Units for a particular Quarter shall be treated in the same manner as a “noncompensatory option” with respect to a number of Class C PIK Common Units that may be issued in lieu of such declared distribution for an “exercise price” equal to the amount of such declared distribution, and such option shall be treated as having been “exercised” on the date of issuance of any such Class C PIK Common Units (as the quoted terms are defined in Treasury Regulation Section 1.721-2, with such exercise referred to herein as a “PIK Option Exercise”), and each Unitholder holding Class C Common Units shall be deemed (for purposes of applying the provisions of Sections 5.3, 6.1 and 6.2) to have received a distribution on each Class C Common Unit for such Quarter, and to have made a Capital Contribution to the Partnership in exchange for each Class C PIK Common Unit received, in an amount equal to the cash distribution paid per Common Unit for such Quarter.

Section 5.10                             Establishment of Series B Preferred Units.

(a)           General. The Partnership hereby designates and creates a series of Units to be designated as “Series B Cumulative Convertible Preferred Units” and consisting of a total of 50,000,000 Series B Preferred Units, plus the Additional Series B Preferred Units and any additional Series B Preferred Units issued in kind as a distribution pursuant to Section 5.10(b)(ii) (“Series B PIK Preferred Units” and, together with such Series B Preferred Units issued on a Series B Issuance Date and any Additional Series B Preferred Units, the “Series B Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.10 and in Sections 5.3, 6.9 and 12.4. Other than with respect to the Additional Series B Preferred Units and Series B PIK Preferred Units, immediately following the Series B Issuance Date and thereafter no additional Series B Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series B Preferred Units.

(b)           Rights of Series B Preferred Units. The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)            Allocations.

(A)          Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders in respect of Series B Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.10(b)(i)(A) for the current and all previous taxable periods since issuance of the Series B Preferred Units is equal to the sum of (I) the aggregate amount of cash (but, for the avoidance of doubt, not Series B PIK Preferred Units) distributed with respect to such Series B Preferred Units for the current and previous taxable periods and (II) the aggregate Net Loss allocated to the Unitholders in respect of Series B Preferred Units pursuant to Section 5.10(b)(i)(B) for the current and all previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) to Unitholders in respect of Series B Preferred Units.

(B)          Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series B Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series B Preferred Units and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Loss shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series B Preferred Unit has been reduced to zero.

(C)          Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series B Preferred Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i)(A) but shall not receive any allocation pursuant to Section 6.1(c)(i)(B)-(E) and (y) following any allocation made pursuant to Sections 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Liquidation Value or, if greater, the product of the Per Unit Capital Amount (determined after taking into account projected allocations of such Net Termination Gain to Unitholders holding Common Units) for a then Outstanding Initial Common Unit and the Series B Conversion Rate.

(D)          Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series B Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii)(A) with respect to their Series B Preferred Units and (y) following the allocations made pursuant to Section 6.1(c)(ii)(A) and prior to any allocation made pursuant to Section 6.1(c)(ii)(B), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit has been reduced to zero.

(ii)           Distributions.

(A)          Commencing with the Quarter ending on [•], 201[•], the holders of the Series B Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series B Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.10(b)(ii)(A) in respect of each Outstanding Series B Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series B Distribution Payment Date”).  For the Quarter ending [•], 201[•], and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series B Distribution Conversion Quarter, the Series B Quarterly Distribution on each Outstanding Series B Preferred Unit shall be equal to the Series B PIK Exclusive Payment Amount. With respect to the Series B Distribution Conversion Quarter and all Quarters thereafter, the Series B Quarterly Distribution on each Outstanding Series B Preferred Unit shall be equal to the sum of (i) the Series B Cash Payment Amount, (ii) any accrued Series B Unpaid Cash Distributions, (iii) the Series B PIK Payment Amount and (iv) any accrued and unpaid Series B PIK Preferred Units. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Sections 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.10(b)(ii) for a Series B Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Sections 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series B Preferred Units shall include all Series B PIK Preferred Units Outstanding as of any date of such determination.

(B)          When any Series B PIK Preferred Units are payable to a Record Holder of Series B Preferred Units pursuant to this Section 5.10, the Partnership shall issue the Series B PIK Preferred Units to such Record Holder no later than the applicable Series B Distribution Payment Date (the date of issuance of such Series B PIK Preferred Units, the “Series B PIK Preferred Payment Date”). On each applicable Series B PIK Preferred Payment Date, the Partnership shall issue to such Series B Unitholder a Certificate or Certificates for the number of Series B PIK Preferred Units to which such Series B Unitholder shall be entitled on such Series B PIK Preferred Payment Date.  If the Partnership fails to pay in full any Series B PIK Preferred Units required to be issued pursuant to a Series B Quarterly Distribution when due, then the holders entitled to the unpaid Series B PIK Preferred Units shall be entitled to (I) receive Series B Quarterly Distributions in subsequent Quarters on such unpaid Series B PIK Preferred Units, (II) receive the Series B Liquidation Value in accordance with Section 5.10(b)(iv) in respect of such unpaid Series B PIK Preferred Units, and (III) all other rights under this Agreement as if such unpaid Series B PIK Preferred Units had in fact been distributed on the date due. Fractional Series B PIK Preferred Units shall not be issued to any person (each fractional Series B PIK Preferred

Unit shall be rounded to the nearest whole Series B PIK Preferred Unit (and 0.5 Series B PIK Preferred Unit shall be rounded to the next higher Series B PIK Preferred Unit)).

(C)          If the Partnership fails to pay in full the Series B Cash Payment Amount of any Series B Quarterly Distribution when due, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such cash arrearages with respect to any Series B Quarterly Distribution, (y) the amount of such unpaid cash distributions unless and until paid (“Series B Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (z) the Partnership shall not be permitted to, and shall not, declare or make any distributions in respect of any Junior Interests.

(D)          The aggregate Series B Cash Payment Amount to be so distributed in respect of the Series B Preferred Units Outstanding as of the Record Date for a Series B Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Sections 6.4 or 6.5. To the extent that any portion of a Series B Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series B Unitholders Pro Rata and the balance of such Series B Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.10(b)(ii)(C).

(E)           Notwithstanding anything in this Section 5.10(b)(ii) to the contrary, with respect to any Series B Preferred Unit that is converted into a Common Unit, the holder thereof shall not be entitled to a distribution in respect of such Series B Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series B Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series B Preferred Units shall receive, with respect to any Series B Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.

(F)           Notwithstanding anything in this Agreement to the contrary, no later than the fifth anniversary of the date on which any Series B Unpaid Cash Distributions have first accrued, the Partnership shall pay to the Series B Preferred Unitholders all Series B Unpaid Cash Distributions that have accrued as of such date.  Following payment in full of all such accrued Series B Unpaid Cash Distributions, the Partnership shall be permitted, subject to continued compliance with this Section 5.10(b)(ii)(F), to cause Series B Unpaid Cash Distributions to accrue with respect to the Series B Preferred Units.

(G)          Notwithstanding anything in Article VI to the contrary, the holders of the General Partner Interest and Incentive Distribution Rights shall not be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series B Preferred Units.

(iii)          Issuance of the Series B Preferred Units.  The Series B Preferred Units (excluding Series B PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series B Purchase Agreement.

(iv)          Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests, the positive value in each such holder’s Capital Account in respect of such Series B Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Liquidation Value of such Series B Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Liquidation Value of such Series B Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series B Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series B Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series B Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series B Preferred Units shall become entitled to receive any distributions in respect of the Series B Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series B

Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series B Preferred Units.

(v)           Voting Rights.

(A)          Except as provided in Section 5.10(b)(v)(B) below, the Outstanding Series B Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series B Preferred Unit will be entitled to one vote for each Common Unit into which such Series B Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series B Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series B Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series B Preferred Units are Outstanding.

(B)          Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series B Preferred Units, voting separately as a class based upon one vote per Series B Preferred Unit, shall be necessary on any matter that (i) adversely affects any of the rights, preferences and privileges of the Series B Preferred Units or (ii) amends or modifies any of the terms of the Series B Preferred Units. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series B Preferred Units if such action would:

(1)           reduce the Series B Cash Payment Amount, Series B PIK Payment Amount or Series B PIK Exclusive Payment Amount, change the form of payment of distributions on the Series B Preferred Units, defer the date from which distributions on the Series B Preferred Units will accrue, cancel accrued and unpaid distributions on the Series B Preferred Units or any interest accrued thereon (including any accrued Series B Unpaid Cash Distributions or Series B PIK Preferred Units), or change the seniority rights of the Series B Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units;

(2)           reduce the amount payable or change the form of payment to the holders of the Series B Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series B Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;

(3)           make the Series B Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein;

(4)           cause the Partnership to declare and pay any distribution from Capital Surplus;

(5)           amend or modify any organizational or governing document of any Subsidiary of the Partnership except for amendments or modifications that the General Partner determines will not materially adversely affect the Partnership’s ability to pay Series B Quarterly Distributions; or

(6)           result in the incurrence by the Partnership and its Subsidiaries of any funded debt if, immediately after the incurrence thereof and giving pro forma effect to the use of proceeds thereof, the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of the most recently ended Quarter for which financial statements are available would exceed (i) 5.50 to 1.00 if such debt is not incurred during an Acquisition Period (as defined in the Credit Agreement) or (ii) 6.00 to 1.00 if such debt is incurred during an Acquisition Period.  For purposes of this Agreement, the Consolidated Leverage Ratio and components thereof shall be calculated in accordance with the Credit Agreement, including the inclusion of Material Project EBITDA Adjustments and pro forma concepts to the extent permitted by the Credit Agreement.

(vi)          No Series B Parity Securities or Series B Senior Securities. Other than Series B PIK Preferred Units issued in connection with the Series B Quarterly Distribution, the Additional Series B Preferred Units and other issuances contemplated by the Series B Purchase Agreement, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series B Preferred Units, issue any Series B Parity Securities or Series B Senior Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Series B Parity Securities or Series B Senior Securities); provided, however, that the Partnership may, without the affirmative vote of the holders of Outstanding Series B Preferred Units, create (by reclassification or otherwise) and issue Junior Securities in an unlimited amount.

(vii)         Certificates.

(A)          The Series B Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of (i) any applicable legal or regulatory requirements and (ii) any applicable contractual requirements governing the transfer by a Series B Unitholder of Series B Preferred Units, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Preferred Units. The Certificates evidencing Series B Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(B)          The certificate(s) representing the Series B Preferred Units may be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 201[•], A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(viii)        Conversion.

(A)          At the Option of the Series B Unitholder.  Beginning with the earlier of (i) the first Business Day following the Record Date with respect to the Quarter ending immediately prior to the Series B Distribution Conversion Quarter and (ii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series B Preferred Units owned by any Series B Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of the Series B Unitholder, into a number of Common Units determined by multiplying the number of Series B Preferred Units to be converted by the Series B Conversion Rate. Immediately upon any conversion of Series B Preferred Units, all rights of the Series B Converting Unitholder in respect thereof shall cease, including, without limitation, any further accrual of distributions, and such Series B Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.10(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and 0.5 Common Unit shall be rounded to the next higher Common Unit)).

(B)          At the Option of the Partnership.  Beginning with the first Business Day following the Record Date with respect to the Quarter ending immediately prior to the Series B Distribution Conversion Quarter, the Partnership shall have the option at any time to convert all, but not less than all, of the Series B Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series B Preferred Units to be converted by the Series B Conversion Rate (provided, that each fractional Common Unit shall be rounded to the nearest whole Common Unit (and 0.5 Common Unit shall be rounded to the next higher Common Unit)); provided, that in order for the Company to exercise such option, the daily volume-weighted average closing trading price of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be greater than one hundred fifty percent (150%) of the Series B Issue Price for the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Company furnishes the Series B Forced Conversion Notice.

(C)          Conversion Notice. To convert Series B Preferred Units into Common Units pursuant to Section 5.10(b)(viii)(A), the Series B Converting Unitholder shall give written notice (a “Series B Conversion Notice”) to the Partnership stating that such Series B Unitholder elects to so convert Series B Preferred Units and shall state or include therein with respect to Series B Preferred Units to be converted pursuant to Section 5.10(b)(viii)(A) the following: (a) the number of Series B Preferred Units to be converted, (b) the Certificate(s) evidencing the Series B Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series B Unitholder wishes the Certificate or Certificates for Series B Conversion Units to be issued, and (d) such Series B Unitholder’s computation of the number of Series B Conversion Units to be received by such Series B Unitholder (or designated recipient(s)) upon the Series B Conversion Date. The date any Series B Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series B Conversion Notice Date.”  To convert Series B Preferred Units into Common Units pursuant to Section 5.10(b)(viii)(B), the Partnership shall give written notice (a “Series B Forced Conversion Notice,” and the date such notice is received, a “Series B Forced Conversion Notice Date”) to each holder of Series B Preferred Units stating that the Partnership elects to force conversion of such Series B Preferred Units pursuant to Section 5.10(b)(viii)(B). In addition, if a Series B Preferred Unitholder does not provide written notice to the Partnership of the name or names in which such Series B Preferred Unitholder wishes the Certificate or Certificates for Series B Conversion Units to be issued within seven (7) days after receipt of the Series B Forced Conversion Notice, then the Certificate or Certificates for Series B Conversion Units shall be issued to the Record Holder of such Series B Preferred Units.

(D)          Timing; Certificates. If a Series B Conversion Notice is delivered by a Series B Unitholder to the Partnership in accordance with Section 5.10(b)(viii)(C) or a Series B Forced Conversion Notice is delivered by the Partnership to a Series B Unitholder pursuant to Section 5.10(b)(viii)(C), the Partnership shall issue the Series B Conversion Units no later than seven (7) days after the Series B Conversion Notice Date or the Series B Forced Conversion Notice Date, as the case may be (any date of issuance of such Common Units, a “Series B Conversion Date”). On the Series B Conversion Date, the Partnership shall issue to such Series B Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series B Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series B Conversion Units issuable upon conversion of Series B Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series B Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series B Conversion Units issuable upon conversion or distribution payment to such Series B Unitholder (or designated recipient(s)), by crediting the account of the Series B Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series B Conversion Units to the Series B Converting Unitholder, all rights under the converted Series B Preferred Units shall cease, and such Series B Converting Unitholder shall be treated for all purposes as the Record Holder of such Series B Conversion Units.

(E)           Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series B Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another security representing a portion of the Partnership’s business, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), in each case other than in connection with a Series B Change of Control or Series B Consolidation Transaction (which shall be governed by Section 5.10(b)(viii)(F)), then the Series B Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series B Preferred Units after such time shall entitle each Series B Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series B Unitholder would have been entitled to receive if the Series B Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving

Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.10 relating to the Series B Preferred Units shall not be abridged or amended and that the Series B Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series B Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.10(b)(viii)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)           Series B Change of Control and Series B Consolidation Transaction.

(1)           Immediately prior to a Series B Change of Control, all Series B Preferred Units then outstanding shall automatically convert into a number of Common Units equal to the greater of (i) the number of Series B Preferred Units to be converted multiplied by the Series B Conversion Rate and (ii) the number of Series B Preferred Units to be converted multiplied by the quotient of (x) 140% of the Series B Issue Price divided by (y) the daily volume-weighted average closing trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading for the trailing thirty (30) Trading Days ending two (2) Trading Days before the date of such conversion.  Immediately upon any conversion of Series B Preferred Units pursuant to this Section 5.10(b)(viii)(F)(1), all rights of the Series B Converting Unitholder in respect thereof shall cease, and such Series B Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.10(b)(viii)(F)(1) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and 0.5 Common Unit shall be rounded to the next higher Common Unit)).

(2)           Prior to the consummation of a Series B Consolidation Transaction, the Partnership shall make appropriate provision to ensure that the Series B Preferred Unitholders receive in such Series B Consolidation Transaction a preferred security, issued by ENLC, and containing provisions substantially equivalent to the provisions set forth in this Section 5.10 without abridgement including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Preferred Unit had immediately prior to such transaction; provided, that in no event shall a

Series B Preferred Unitholder be entitled receive a preferred security issued by Devon pursuant to this Section 5.10(b)(viii)(F)(2), and if the effect of this Section 5.10(b)(viii)(F)(2) would be that a preferred security would be issued by Devon, then this Section 5.10(b)(viii)(F)(2) shall be null and void.

(G)          No Adjustments for Certain Items.  Notwithstanding any of the other provisions of this Section 5.10(b)(viii), no adjustment shall be made to the Series B Conversion Rate pursuant to Section 5.10(b)(viii)(E) as a result of any of the following:

(1)           The issuance of Series B PIK Preferred Units or the Class C PIK Common Units or additional Partnership Securities issued in connection with distributions paid in-kind;

(2)           the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any long term incentive plan);

(3)           the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i) or (ii) above is validly approved by the vote or consent of the General Partner; or

(4)           the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.10(b)(viii).

(ix)          Fully Paid and Nonassessable. Any Series B PIK Preferred Units and Series B Conversion Unit(s) delivered pursuant to this Section 5.10 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1                                    Allocations for Capital Account Purposes.

Except as otherwise provided in this Agreement, for purposes of maintaining the balances of Capital Accounts, the Partnership’s items of income, gain, loss and deduction for a taxable period of the Partnership (such items are computed in accordance with Section 5.3(b)) shall be allocated among the Partners first to the extent provided in Section 6.1(d) and then the balance of such items shall be aggregated into Net Income, Net Loss, Net Termination Gain and Net Termination Loss, as the case may be, which shall then be allocated as follows:

(a)                       Net Income. Net Income for a taxable period of the Partnership shall be allocated as follows:

(i)            First, 100% to the General Partner, until the aggregate Net Income allocated pursuant to this sentence for the current taxable period of the Partnership and all previous taxable periods of the Partnership is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods of the Partnership.

(ii)           Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

The items of income, gain, loss and deduction that are included in Net Income for a taxable period of the Partnership shall be allocated in the ratio in which Net Income for such taxable period is allocated.

(b)           Net Loss. Net Loss for a taxable period of the Partnership shall be allocated as follows:

(i)            First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Loss shall not be allocated pursuant to this sentence to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period of the Partnership (or increase any existing deficit balance in its Adjusted Capital Account). The limitation on the allocation of Net Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(ii)           Second, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Loss for such taxable period is allocated.

(c)           Net Termination Gains and Losses.  Allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 for the current and prior taxable periods of the Partnership and for distributions that have been made pursuant to Sections 6.4 and 6.5 but not for distributions made pursuant to Section 12.4.

(i)            Any Net Termination Gain for a taxable period of the Partnership shall be allocated among the Partners in the following manner and the Capital Accounts of the Partners shall be increased by the amount so allocated in each subclause, before an allocation is made pursuant to the next subclause:

(A)          First, to each Partner having a deficit balance in its Capital Account, in proportion to such deficit balances until each Partner has been allocated Net Termination Gain equal to any such deficit balance.

(B)          Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital at the time plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”).

(C)          Third, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (C), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(b) (the sum of (1) plus (2) plus (3) is hereinafter defined as the “First Liquidation Target Amount”).

(D)          Fourth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (D), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(c).

(E)           Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (x) and (y) of this clause (E).

(ii)           Any Net Termination Loss for a taxable period of the Partnership shall be allocated first as provided in Section 6.1(d)(x) (with respect to Corrective Allocations) and shall be allocated second among the Partners in the following manner:

(A)          First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero.  The limitation on the allocation of Net Termination Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(B)          Thereafter, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Termination Gain or Net Termination Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Termination Gain or Net Termination Loss for such taxable period is allocated.

(d)           Special Allocations. Prior to making any allocation pursuant to another portion of this Section 6.1 for a taxable period of the Partnership, the following allocations shall be made in the order stated:

(i)            Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during the taxable period of the Partnership, each Partner shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods of the Partnership) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f) or any successor provision. This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(ii)           Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable period of the Partnership, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods of the Partnership) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) or any successor provision. This Section 6.1(d)(ii) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(iii)          Priority Allocations.

(A)          If the amount of cash or the Net Agreed Value of any property distributed (except (x) for the difference resulting from the application of Section 5.10(b)(ii) of the Seventh Amended and Restated Agreement to the Quarter commencing on April 1, 2015 or the Quarter commencing on January 1, 2015, (y) for any difference resulting from the application of Section 5.08(b)(ii) of the Seventh Amended and Restated Agreement to the Quarter commencing on January 1, 2015 or the Quarter commencing on October 1, 2014, or (z) cash or property distributed or deemed distributed pursuant to Section 12.4) to any class of Unitholder with respect to its Units (other than to the Series B Preferred Unitholders with respect to the Series B Preferred Units) for a taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to any other class of Unitholders (other than the class of Unitholders holding Series B Preferred Units) with respect to their Units (on a per Unit basis) for such taxable period, then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders (other than the class of Unitholders holding Series B Preferred Units) receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs, by (y) the sum of 100% less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B)          Second, income and gain for the taxable period shall be allocated (1) to the General Partner until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the amount that has been distributed to the General Partner Interest that is in excess of an amount equal to the product of (x) the quotient determined by dividing (aa) the General Partner’s Percentage Interest by (bb) 100% less the General Partner’s Percentage Interest, times (y) the amount that has been distributed to the holders of Common Units and (2) 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions, in each case, from the Closing Date to a date 45 days after the end of the current taxable period.  Any partial distribution pursuant to this Section 6.1(d)(iii)(B) shall be divided between the General Partner and the holders of Incentive Distribution

Rights in proportion to their rights to the total distribution that could then be made.

(iv)          Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(v)           Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period of the Partnership in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be allocated items of income and gain in the amount of such excess; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(vi)          Nonrecourse Deductions. Nonrecourse Deductions for the taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in good faith that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner may, upon notice to the other Partners, revise the prescribed ratio in order to satisfy such safe harbor requirements. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(vii)         Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for the taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated among such Partners in accordance with the manner in which they share such Economic Risk of Loss. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(viii)        Nonrecourse Liabilities. The portion of the Nonrecourse Liabilities of the Partnership that are allocable pursuant to Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in accordance with their Percentage Interests.  The allocations of Nonrecourse Liabilities that may be made as provided in Treasury Regulation Section 1.752-3(a)(2) are to be made as determined by the General Partner in its sole discretion.

(ix)          Curative Allocation.

(A)          Allocations are to be made pursuant to this Section 6.1(d)(ix)(A) so that the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to Section 6.1 (including allocations made pursuant to this Section 6.1(d)(ix)) is equal to the net amount of such items that would have been allocated to each such Partner under this Section 6.1 if the Required Allocations had not been included in this Section 6.1; provided that Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account for purposes of this sentence except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account for purposes of this sentence except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain and shall then in either case be taken into account only to the extent the General Partner reasonably determines that such allocations are not likely to be offset by subsequent Required Allocations.

(B)          The General Partner shall have reasonable discretion, with respect to each taxable period of the Partnership, to (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(C)          For purposes of identifying the Agreed Allocations, the provisions of this Section 6.1(d)(ix) are a Required Allocation.

(x)           Corrective and Other Allocations.  In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)          Except as provided in Section 6.1(d)(x)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.3(d) hereof) with respect to any Partnership property, the General Partner shall allocate such Additional Book Basis Derivative Items (1) to (aa) the holders of Incentive Distribution Rights and (bb) the General Partner in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.3(d)(i) or Section 5.3(d)(ii) and (2) to all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss attributable to such property is allocated to any Unitholders pursuant to Section 5.3(d)(i) or Section 5.3(d)(ii).

(B)          In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.3(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of income and gain (aa) away from the holders of Incentive Distribution Rights and the General Partner and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(x)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(x) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)          In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D)          In making the allocations required under this Section 6.1(d)(x), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(x).

(xi)          Allocation to Reverse Deemed Capital Contributions.  Any items of loss or deduction resulting from or relating to the grant of options to acquire stock, or the issuance of stock, by EnLink Midstream, Inc., or from the transfer of any other property by the General Partner or EnLink Midstream, Inc., to or for the benefit of any employee or other service provider of the Partnership, the Operating Partnership, or any of their respective Subsidiaries shall be specially allocated to the General Partner if and to the extent such grant of options, issuance of stock, or transfer of property was treated under applicable tax law as an actual or deemed capital contribution by the General Partner which resulted in an increase to the General Partner’s Capital Account.

The items of income, gain, loss and deduction that are included in an aggregate that is allocated pursuant to a provision of this Section 6.1(d) for a taxable period of the Partnership shall be allocated in the ratio that such aggregate was allocated.

Section 6.2                                    Allocations for Tax Purposes.

(a)           Except as otherwise provided in this Section 6.2, each item of income, gain, loss and deduction that is recognized by the Partnership for federal income tax purposes shall be allocated among the Partners with reference to the allocations of the corresponding items pursuant to Section 6.1.

(b)           The Partnership shall make the allocations that are required by Section 704(c) of the Code with respect to the difference between the fair market value and adjusted basis for federal income tax purposes of any asset that the Partnership holds on the Closing Date using remedial allocations within the meaning of Treasury Regulation Section 1.704-3(d) and in respect of the difference between fair market value and adjusted tax basis of such assets the Partnership shall use the recovery periods and depreciation methods that are used in the calculations that are identified in the records of the Partnership as the basis of the estimates that are reported in the “Material Tax Consequences-Tax Consequences of Unit Ownership — Ratio of taxable income to distributions” section of the prospectus that is part of the Registration Statement except as may be provided in the Contribution Agreements.  The Partnership shall, at any other time that it acquires property with respect to which it must make allocations for federal income tax purposes pursuant to Section 704(c) of the Code, make such allocations using remedial allocations within the meaning of Treasury Regulation Section 1.704-3(d) or any other method selected by the General Partner in its sole discretion.  The Partnership shall make any “reverse section 704(c) allocations”, within the meaning of Treasury Regulation Section 1.704-3(a)(6), that may be made upon an adjustment in Carrying Values pursuant to Section 5.3(d) or at any other time that the General Partner determines in its sole discretion that the Partnership should make “reverse section 704(c) allocations” as “remedial allocations” as set out in Treasury Regulation Section 1.704-3(d) or under any other method that the General Partner determines in its sole discretion that the Partnership should use.  The General Partner may cause the Partnership to make agreements as to the manner in which Section 704(c) allocations shall be made upon the acquisition by the Partnership of property in exchange for a Partnership Interest or reverse Section 704(c) allocations shall be made with respect to the assets of the Partnership upon the issuance by the Partnership of a Partnership Interest.

(c)           For the proper administration of the Partnership and to facilitate the calculation of the items of income, gain, loss and deduction that are allocated to the Partners for federal, state or local income tax purposes and to take into account the effect of the Section 754 election that the Partnership is to make, the General Partner shall have sole discretion (i) to adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) to make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) to amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) or to facilitate the calculation of such adjustments that are required by the Section 754 election from the information that is known by the Partnership, such as the date of the purchase of a Limited Partner Interest and the amount that is paid therefor.

(d)           The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code that is attributable to unrealized appreciation in any Partnership property (to the extent of the unamortized difference between Carrying Value and adjusted basis for federal income tax purposes or if more than one adjustment to Carrying Value has been made to the extent of any unamortized increment between Carrying Value and the immediately prior Carrying Value) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property.  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions that it determines are appropriate.

(e)           Any gain allocated to a Partner upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible be characterized as Recapture Income to the same extent as such Partner (or its predecessor in interest) has been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)            All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)           Each item of Partnership income, gain, loss and deduction that is allocated to a Partner Interest that is transferred during a calendar year shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)           If Capital Account balances are reallocated between the Partners in accordance with Section 5.3(d)(i) or (iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3                                    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)           Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)           Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)           The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)           Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4                                    Distributions of Available Cash from Operating Surplus.

Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.10(b)(ii) or Section 5.4(b) in respect of additional Partnership Securities issued pursuant thereto:

(a)           First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(b)           Second, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (ii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(c)           Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter; and

(d)           Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) of this clause (iv);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(d).

Section 6.5                                    Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, to all Unitholders and the General Partner, Pro Rata, until a hypothetical holder of an Initial Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price.  Available Cash that is deemed to be Capital Surplus shall then be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6                                    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)           The Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.6. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly

Distribution, First Target Distribution and Second Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b)           The Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall also be subject to adjustment pursuant to Section 6.8.

Section 6.7                                    Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.3 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(b), (c) and (d), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.8                                    Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes a Group Member to be treated as an association taxable as a corporation or otherwise subjects a Group Member to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Group Member for the taxable year of the Group Member in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Group Member for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Group Member is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Group Member had been subject to such state and local taxes during such preceding taxable year.

Section 6.9                                    Special Provisions Relating to Series B Preferred Unitholders.

(a)           Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.3(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.3(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Preferred Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.3 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.10 or as required by applicable law, or (B) be entitled to any distributions other than as provided in Section 5.10 and Article VI.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                    Management.

(a)           The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)            the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)           the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)          the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)          the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;

(v)           the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)          the distribution of Partnership cash;

(vii)         the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)        the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix)          the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)           the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)          the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)         the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)        the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv)        the undertaking of any action in connection with the Partnership’s participation in any Group Member as a member or partner.

(b)           Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Contribution Agreements, the Operating Partnership Agreement, any other limited liability company or partnership agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2                                    Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3                                    Restrictions on the General Partner’s Authority.

(a)           The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

(b)           Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership and its Subsidiaries taken as a whole without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership or their Subsidiaries and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership or their Subsidiaries pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4                                    Reimbursement of the General Partner.

(a)           Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)           The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)           The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5                                    Outside Activities.

(a)           After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)           Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement, the limited liability company or partnership agreements of any other Group Member or the partnership relationship established hereby in any business ventures of any Indemnitee.

(c)           Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(d)           The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e)           The term “Affiliates” when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(f)            Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6                                    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)           The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b)           The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)           The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)           The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)           Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to the Contribution Agreements and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f)            The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g)           Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7                                    Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)           To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)           The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8                                    Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)           Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)           To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d)           Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                    Resolution of Conflicts of Interest.

(a)           Unless otherwise expressly provided in this Agreement, the Operating Partnership Agreement or the limited liability company or partnership agreement of any other Group Member, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any other

Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b)           Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any other Group Member, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, the limited liability company or partnership agreement of any other Group Member, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

(c)           Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)           The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10                             Other Matters Concerning the General Partner.

(a)           The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)           The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d)           Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11                             Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12                             Registration Rights of the General Partner and its Affiliates.

(a)           If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)           If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)           If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)           The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)           Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13                             Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2                                    Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3                                    Reports.

(a)           As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)           As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1                                    Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on a taxable year ending on December 31 or such other period as may be required by law, as determined by the General Partner in good faith. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2                                    Tax Elections.

(a)           The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)           The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)           Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3                                    Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4                                    Withholding.

The General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to the then applicable provision of this Agreement in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1                             Admission of Substituted Limited Partner.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest or of uncertificated Limited Partner Interests shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate or uncertificated Limited Partner Interests to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.2                             Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3                             Admission of Additional Limited Partners.

(a)           A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i)            evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

(ii)           such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)           Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.4                             Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                             Withdrawal of the General Partner.

(a)           The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)            The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)           The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii)          The General Partner is removed pursuant to Section 11.2;

(iv)          The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner.  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2                             Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3                             Interest of Departing Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing

Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)                                  If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4                             Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)                                 the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2                             Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)                                     the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3                             Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4                             Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy liquidation preferences of the Series B Preferred Units provided for under Section 5.10(b)(iv) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5                             Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                             Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                             Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8                             Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                             Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)                                 a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.5 or (iv)

is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)                                 a merger or conveyance pursuant to Section 14.3(d); or

(l)                                     any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c)                                  Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                             Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited

Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5                             Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7                             Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                      Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                      Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12                      Voting and Other Rights.

(a)                                 Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1                             Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2                             Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)                                 the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)                                 the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)                                  the terms and conditions of the proposed merger or consolidation;

(d)                                 the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)                                  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)                                   the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)                                  such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 14.3                             Approval by Limited Partners of Merger or Consolidation.

(a)                                 Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)                                  Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4                             Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Effect of Merger.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1                             Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, if at any time more than 80% of the total Limited Partner Interests of any class then Outstanding is held by the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests or uncertificated Limited Partner Interests, as applicable, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or uncertificated Limited Partner Interests shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests or uncertificated Limited Partner Interests, as applicable, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c)                                  At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest or uncertificated Limited Partner Interests, as applicable, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1                             Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record

Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2                             Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3                             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4                             Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5                             Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6                             Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7                             Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8                             Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9                             Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10                      Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ENLINK MIDSTREAM GP, LLC

By:
Name: Michael J. Garberding
Title: Executive Vice President and Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By:	EnLink Midstream GP, LLC
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
Name: Michael J. Garberding
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

to the Eighth Amended and Restated

Agreement of Limited Partnership of

EnLink Midstream Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

EnLink Midstream Partners, LP

No.	Common Units

In accordance with Section 4.1 of the Eighth Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                                       (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate.  The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement.  Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2501 Cedar Springs Rd., Dallas, Texas 75201.  Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	EnLink Midstream Partners, LP

Countersigned and Registered by:	By:	EnLink Midstream GP, LLC,
its General Partner

By:
as Transfer Agent and Registrar	Name:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
		(Cust)	(Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

ENLINK MIDSTREAM PARTNERS, LP

FOR VALUE RECEIVED,                 hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

                Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                 as its attorney-in-fact with full power of substitution to transfer the same on the books of EnLink Midstream Partners, LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge.  A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person.  To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.                                    Individual Interestholder

1.                                      I am not a non-resident alien for purposes of U.S. income taxation.

2.                                      My U.S. taxpayer identification number (Social Security Number) is               .

3.                                      My home address is                                                                                                  .

B.                                    Partnership, Corporation or Other Interestholder

1.                                                              is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.                                      The interestholder’s U.S. employer identification number is                     .

3.                                      The interestholder’s office address and place of incorporation (if applicable) is                    .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note:  If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function.  If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

EXHIBIT B

BOARD REPRESENTATION AGREEMENT

This BOARD REPRESENTATION AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among EnLink Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), EnLink Midstream, Inc., a Delaware corporation (“EMI” and, together with the General Partner and the Partnership, the “EnLink Entities”), and TPG VII Management, LLC, a Delaware limited liability company (the “Investor”).  Capitalized terms used but not defined herein are used as defined in the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015 (the “Purchase Agreement”), by and between the Partnership and the Enfield Holdings, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS:

A.            EMI is the sole member of the General Partner, which is the general partner of the Partnership.

B.            Pursuant to the Purchase Agreement, the Partnership has agreed to sell to the Purchaser Series B Preferred Units.

C.            To induce the Purchaser to enter into the transactions evidenced by the Purchase Agreement, each of the EnLink Entities is required to deliver this Agreement, duly executed by each of the EnLink Entities, to the Purchaser contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement.

D.            The investment by the Purchaser in the Partnership is reasonably expected to benefit, directly or indirectly, each of the EnLink Entities, and the Board of Directors of EMI and the Board of Directors of the General Partner have determined that entering into and executing this Agreement is in the best interest of the respective EnLink Entities.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.      Board Representation.

(a)               Each of the EnLink Entities shall take all actions necessary or advisable to cause one director serving on the board of directors (or other applicable governing body of the general partner of the Partnership, which as of the date of this Agreement is the General Partner) (such governing body, the “Board”) to be designated by the Investor, in its sole discretion (the “Investor Designated Director”), at all times from the date of this Agreement until the occurrence of a Designation Right Termination Event (as defined below), at which time the right of the Investor under this Agreement to designate a member of the Board shall terminate; provided, however, that such Investor Designated Director shall have the requisite skill and experience to serve as a director of a public company and such Investor Designated Director shall not be prohibited from serving as a director of the

General Partner pursuant to any rule or regulation of the Commission or the NYSE.  Prior to a Designation Right Termination Event, any Investor Designated Director may be removed by the Investor at any time, with or without “cause” (as defined below), and by a majority of the other director(s) then serving on the Board only for “cause” (as defined below), but not by any other party, and any vacancy in such position shall be filled solely by the Investor.  As used herein, “cause” means that the Investor Designated Director (i) is prohibited from serving as a director of the General Partner under any rule or regulation of the Commission or the NYSE, (ii) has been convicted of a felony or misdemeanor involving moral turpitude, (iii) has engaged in acts or omissions against the Partnership constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, or (iv) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Partnership and its direct or indirect subsidiaries.  Any action by the Investor to designate, remove or replace an Investor Designated Director shall be evidenced in writing furnished to the General Partner, shall include a statement that the action has been approved by all requisite partnership action of the Investor and shall be executed by or on behalf of the Investor.  None of the EnLink Entities shall take any action which would, or would be reasonably likely to, lessen, restrict, prevent or otherwise have an adverse effect upon the foregoing rights of the Investor to designate an Investor Designated Director. The EnLink Entities shall not permit the replacement of the General Partner as the general partner of the Partnership unless such new general partner first agrees in writing to be bound by the provisions of this Agreement as an “EnLink Entity”. The Investor agrees upon the Partnership’s request to, and to use its commercially reasonable efforts to cause the Investor Designated Director to, timely provide the Partnership with accurate and complete information relating to the Investor Designated Director as may be required to be disclosed by the Partnership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.  The Investor further agrees to use its commercially reasonable efforts to cause the Investor Designated Director to comply with any applicable Section 16 filing obligations under the Exchange Act. Commencing as of Closing, the Investor Designated Director is [•].

(b)               If the Partnership and its subsidiaries plan to engage in any material transaction between the Partnership and its subsidiaries, on the one hand, and Devon Energy Corporation (“Devon”) or any of its subsidiaries (other than ENLC, the Partnership and their respective subsidiaries), on the other hand, at any time when Devon and its subsidiaries (other than ENLC, the Partnership and their respective subsidiaries) collectively own less than 20% of the outstanding limited partner interests in the Partnership, and consideration of such transaction is referred to the Conflicts Committee of the Board (the “Conflicts Committee”), then any written materials prepared by or for the Conflicts Committee will be made available on a confidential basis to the Investor Designated Director.

(c)               In furtherance of the foregoing, EMI shall execute concurrently herewith the amendment to the Third Amended and Restated Limited Liability Company Agreement of the General Partner set forth on Exhibit A attached hereto.  After the date hereof, EMI and the General Partner shall not amend, and shall not permit the amendment of, the limited liability agreement of the General Partner in any manner that would, or would be

2

reasonably likely to, have an adverse effect on the board representation rights granted to the Investor under this Agreement; provided, however, that any increase or reduction in the size of the Board shall be deemed not to have any such adverse effect.

(d)               Upon the occurrence of a Designation Right Termination Event, the right of the Investor to designate an Investor Designated Director shall terminate and the Investor Designated Director then serving on the Board, promptly upon (and in any event within two Business Days following) receipt of a request from a majority of the other directors then serving on the Board or EMI, as the sole member of the General Partner, shall resign as a member of the Board. If the Investor Designated Director does not resign upon such request, then a majority of the other directors then serving on the Board or EMI, as the sole member of the General Partner, may remove the Investor Designated Director as a member of the Board.  At all times while an Investor Designated Director is serving as a member of the Board, and following any such Investor Designated Director’s resignation, removal or other cessation as a director of the Board, each Investor Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(e)               The EnLink Entities shall purchase and maintain (or reimburse the Investor Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Investor Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Investor Designated Director in connection with the EnLink Entities’ activities or such Investor Designated Director’s activities on behalf of the EnLink Entities, regardless of whether the EnLink Entities would have the power to indemnify such Investor Designated Director against such liability under the provisions of the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (as it may be amended from time to time) or the Third Amended and Restated Limited Liability Company Agreement of the General Partner (as it may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that provided to independent members of the Board and each Investor Designated Director shall be entitled to all rights to insurance as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(f)                For the purposes of this Agreement, a “Designation Right Termination Event” shall occur on the earliest to occur of (i) the Purchaser and its Affiliates holding a number of Series B Preferred Units, Conversion Units and Additional Conversion Units that is less than 25% of the number of Series B Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement, (ii) such time as the sum of (A) the number of Common Units into which the Series B Preferred Units collectively held by the Purchaser and its Affiliates are convertible and (B) the aggregate number of Conversion Units and Additional Conversion Units which are then collectively held by the Purchaser and its Affiliates represent less than 7.5% of the Common Units then outstanding and (iii) the Purchaser ceasing to be an Affiliate of TPG Capital, L.P. (“TPG”).  For purposes of this Section 1(f), each of the limited partners of the Purchaser as of the date hereof and each of their respective Affiliates will be deemed to be Affiliates of the Purchaser. For so long as the Purchaser has the right to appoint an Investor Designated Director pursuant to this

3

Section 1, the General Partner shall invite the Investor Designated Director to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, the Compensation Committee, any pricing committee established for an offering of securities by the Partnership and any committee established to deal with conflicts with the Purchaser or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Investor Designated Director copies of all notices, minutes, consents and other materials that it provides to such committee members.

(g)               The option and right to appoint an Investor Designated Director granted to the Investor by the Partnership under this Section 1 may not be transferred or assigned by the Investor; provided, however, that the Investor may assign all (but not less than all) of its rights under Section 1 to any Affiliate of TPG without the prior written consent of the Partnership.  Any such permitted assignee, upon and after such assignment, shall be considered the Investor for all such applicable purposes under this Agreement.

Section 2.      Miscellaneous.

(a)               Notwithstanding anything herein to the contrary, all measurements and references related to Common Unit, Series B Preferred Unit or Conversion Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, unit re-combinations, unit distributions and the like.

(b)               This Agreement, the other Transaction Documents and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein and therein. There are no, and neither the Partnership nor the Investor has relied upon, restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Transaction Documents with respect to the rights and obligations of the Partnership, the Investor or any of their respective Affiliates hereunder or thereunder, and each of the Partnership and the Investor expressly disclaims that it is owed any duties or is entitled to any remedies not expressly set forth in this Agreement or in the other Transaction Documents.  This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof.

(c)               All notices and demands provided for hereunder shall be in writing and shall be given as provided to in Section 8.06 of the Purchase Agreement (with notices and demands to (i) any of the EnLink Entities to be sent care of the Partnership and (ii) to the Investor to be sent care of the Purchaser).

(d)               Section and Exhibit references herein refer to sections of, or exhibits to, this Agreement, unless otherwise specified.  All Exhibits to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise

4

specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Investor under this Agreement, such action shall be in such Investor’s sole discretion, unless otherwise specified in this Agreement. Any reference in this Agreement to $ shall mean U.S. dollars.  If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect, and shall be construed so as to effect the original intent of the parties as closely as possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  Words such as “herein,” hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear, unless the context otherwise requires.  Section headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(e)               This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.

(f)                Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g)               Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

5

(h)               No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(i) Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or the Investor from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any EnLink Entity in any case shall entitle such EnLink Entity to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(j)                This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(k)               This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, and, solely with respect to Section 1(d), each Investor Designated Director. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.  Except as expressly provided in Section 1(g), neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

(l) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

(m)              Each party hereto acknowledge that each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been

6

performed in accordance with its terms, and therefore agrees that each other party shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

(n)               Each of the parties hereto agrees that, from time to time and without further consideration, it shall execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

(o)               For the avoidance of doubt, each Investor Designated Director shall be entitled to and may have business interests and engage in business activities in addition to those relating to the EnLink Entities, including business interests and activities in direct competition with the EnLink Entities. None of the EnLink Entities shall have any rights by virtue of this Agreement in any business ventures of any Investor Designated Director.

[Signature page follows]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

ENLINK ENTITIES

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its general partner

By:
Name:
Title:

ENLINK MIDSTREAM GP, LLC

By:
Name:
Title:

ENLINK MIDSTREAM, INC.

By:
Name:
Title:

Signature Page to Board Representation Agreement

Investor

TPG VII MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to Board Representation Agreement

EXHIBIT A

[See attached]

AMENDMENT NO. [•] TO THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ENLINK MIDSTREAM GP, LLC

AMENDMENT NO. [•] TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENLINK MIDSTREAM GP, LLC (this “Amendment”), dated as of [•], is by and among EnLink Midstream, Inc., a Delaware corporation (the “Member”) and the sole member of EnLink Midstream GP, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).

WHEREAS, pursuant to the terms of that certain Board Representation Agreement, dated as of the date hereof, among the Sole Member, the Company, EnLink Midstream Partners, LP and [•], the Member desires to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

Section 1.      Amendment.

(a)               Section 5.02 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.02                Number; Qualification; Tenure.  The number of directors constituting the Board (the “Directors”) shall initially be 11, unless otherwise increased or decreased from time to time by the Member or pursuant to a resolution adopted by the Directors; provided, however, that the number of Directors shall not be less than two.  Except as provided in the next succeeding sentence, each such director shall be elected or approved by the Member and shall serve as a Director of the Company until his or her death or removal from office or until his or her successor is elected and qualified.  One director (the “Investor Designated Director”) shall be elected or approved pursuant to that certain Board Representation Agreement, dated as of [•], to which the Company and the Member are parties (the “Board Representation Agreement”) and shall serve until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided, however, that upon the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the director then serving as the Investor Designated Director may be removed by, and will resign upon the request of, the Member or the determination of a majority of the other Directors.

As of the date of Amendment No. [•] to this Agreement, the Directors of the Company are Barry E. Davis, John Richels, Thomas L. Mitchell, David A. Hager, Darryl G. Smette, Mary P. Ricciardello, Scott A. Griffiths, Leldon E. Echols, Kyle D. Vann, [•](1) and [•](2).

(1)     Devon-designated director.

(2)     Investor Designated Director

(b)               Section 5.08 of the LLC Agreement is hereby amended by adding the following proviso at the end of the last sentence of such Section:

; provided, however, that prior to a Designation Right Termination Event (as defined in the Board Representation Agreement) any vacancy by the Investor Designated Director shall be filled only as provided in the Board Representation Agreement.

(c)               Section 5.10 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.10                Removal.  Any Director or the entire Board may be removed, with or without cause, by the Member; provided, however, until the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Investor Designated Director shall be removed only as provided in the Board Representation Agreement.

Section 2.      Ratification of LLC Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 3.      Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

MEMBER:

ENLINK MIDSTREAM, INC.

By:
Name:
Title:

[Signature Page to Amendment No. [•] to Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC]

EXHIBIT C

CROSS-RECEIPT

[•], 20[•]

Enfield Holdings, L.P., the purchaser party (the “Purchaser”) to the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015 (the “Purchase Agreement”), by and between EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and the Purchaser, hereby acknowledges (a) receipt of 50,000,000 Series B Cumulative Convertible Preferred Units (the “Purchased Units”), in book-entry form to sub-accounts maintained in their respective names by the transfer agent of the Partnership and (b) receipt of payment in full by the Partnership of (i) a transaction fee equal to $[•] and (ii) the expenses of the Purchaser in the aggregate amount of $[•], in each case payable by the Partnership pursuant to Section 8.01 of the Purchase Agreement (collectively, the “Partnership Payment Amount”).

[Remainder of page intentionally left blank. Signature page follows.]

ENFIELD HOLDINGS, L.P.

By:	TPG Advisors VII, Inc.,
its general partner

By:
Name:
Title:

[Signature Page to Cross-Receipt — Purchasers]

The Partnership hereby acknowledges receipt from the Purchaser of one wire transfer of immediately available funds to the account heretofore designated by the Partnership in the aggregate amount of $[•], representing payment in full for the issuance and sale of the Purchased Units to the Purchaser less the Partnership Payment Amount.

[Remainder of page intentionally left blank. Signature page follows.]

PARTNERSHIP

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its General Partner

By:
Michael J. Garberding
Executive Vice President and
Chief Financial Officer

[Signature Page to Cross-Receipt — Partnership]

EXHIBIT D

GENERAL PARTNER WAIVER

[•], 20[•]

Reference is hereby made to that certain Convertible Preferred Unit Purchase Agreement (the “Purchase Agreement”), dated as of December 6, 2015, by and among EnLink Midstream Partners, LP (the “Partnership”) and the purchaser party identified therein (the “Purchaser”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

EnLink Midstream GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.1 or Section 5.5 of the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof (the “Partnership Agreement”), solely with respect to the Partnership’s issuance and sale of the Purchased Units and any ENLK Preferred PIK Units to the Purchaser, pursuant to the Purchase Agreement.  By agreeing to this waiver, the General Partner does not waive any of its rights under Section 5.1 or Section 5.5 of the Partnership Agreement with regard to future public offerings or private placements by the Partnership.

[Signature page to follow]

1

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

ENLINK MIDSTREAM GP, LLC

By:
Name:	Michael J. Garberding
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to General Partner Waiver]

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

by and among

ENLINK MIDSTREAM PARTNERS, LP

and

ENFIELD HOLDINGS, L.P.

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 201[•] by and among ENLINK MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and ENFIELD HOLDINGS, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Purchased Units pursuant to the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015, by and among the Partnership and the Purchaser (the “Purchase Agreement”);

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchaser pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of the Purchaser and the Partnership under the Purchase Agreement that this Agreement be executed and delivered by both parties hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                        Definitions.  The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. As used herein, the term “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or the State of Texas are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

1

“Effectiveness Period” has the meaning specified therefor in Section 2.1(a).

“ENLK Preferred PIK Units” has the meaning specified therefor in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Filing Date” has the meaning specified therefor in Section 2.1(a).

“General Partner” means EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.4(q).

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a).

“Liquidated Damages” has the meaning specified therefor in Section 2.1(b).

“Liquidated Damages Multiplier” means the product of (i) the Purchased Unit Price and (ii) the number of Registrable Securities then held by the applicable Holder and included on the applicable Registration Statement.

“Losses” has the meaning specified therefor in Section 2.8(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“Other Holder” has the meaning specified in Section 2.2(b).

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Notice” has the meaning specified therefor in Section 2.2(a).

2

“Piggyback Opt-Out Notice” has the meaning specified therefor in Section 2.2(a).

“Piggyback Registration” has the meaning specified therefor in Section 2.2(a).

“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Purchased Units” means the Series B Preferred Units to be issued and sold to the Purchaser pursuant to the Purchase Agreement.

“Purchased Unit Price” means $15.00 per unit.

“Purchaser” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registrable Securities” means the Common Units issuable upon conversion of the Purchased Units and the ENLK Preferred PIK Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.2.

“Registration Expenses” has the meaning specified therefor in Section 2.7(a).

“Registration Statement” has the meaning specified therefor in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.7(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.8(a).

“Series B Conversion Date” means the date on which all of the Purchased Units are convertible into Common Units pursuant to the terms of the Partnership Agreement.

“Series B Preferred Units” means the Series B Cumulative Convertible Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Target Effective Date” has the meaning specified therefor in Section 2.1(b).

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm

3

commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.2                        Registrable Securities.  Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.11) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries, (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11, and (e) the date on which the Registrable Securities cease to collectively represent at least 1.5% of the then-outstanding Common Units (with all outstanding preferred units then owned by the Holders being counted on an as-converted basis).

ARTICLE II
REGISTRATION RIGHTS

Section 2.1                        Shelf Registration.

(a)                                 Shelf Registration.  As soon as practicable following receipt of a written request from the Holders of a majority of the Registrable Securities, the Partnership shall prepare and file an initial registration statement under the Securities Act to permit the public resale of Registrable Securities then outstanding from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”); provided, however, that if the Partnership is then eligible, it shall file such initial registration statement on Form S-3.  If the Partnership is not a WKSI, the Partnership shall use its commercially reasonable efforts to cause such initial Registration Statement to become effective no later than 180 days after the date of filing of such Registration Statement (the “Filing Date”). The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.l(a) to be continuously effective under the Securities Act until the earliest to occur of the following: (i) all Registrable Securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (ii) there are no longer any Registrable Securities outstanding and (iii) two years from the Effective Date of such Registration Statement (in each case of clause (i), (ii) or (iii), the “Effectiveness Period”). In addition, as soon as practicable following receipt of written notice from the Holders of a majority of the Registrable Securities requesting the filing of an additional Registration Statement (which notice may not be given any earlier than 60 days prior to the second anniversary of the Effective Date of the initial or any additional Registration Statement filed pursuant to this Section 2.1(a)), the Partnership shall use

4

its commercially reasonable efforts to prepare and file each such additional Registration Statement under the Securities Act covering the Registrable Securities; provided, however, that (x) the Partnership shall have no obligation to prepare and file more than four Registration Statements (excluding any Registration Statement under which any Selling Holders are prohibited from selling their Registrable Securities as a result of a suspension in excess of the periods permitted by Section 2.1(d)(1)) during the period beginning on the date hereof and ending on the seventh anniversary of the date hereof and (y) the Partnership shall have no obligation to prepare and file any Registration Statements from and after the seventh anniversary of the date hereof. The Partnership shall use its commercially reasonable efforts to cause any such additional Registration Statement to become effective no later than 180 days after the Filing Date.  The Partnership will use its commercially reasonable efforts to cause any such additional Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act for the applicable Effectiveness Period.  A Registration Statement filed pursuant to this Section 2.l(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.

(b)                                 Failure to Become Effective.  If a Registration Statement required by Section 2.1(a) does not become or is not declared effective within 180 days after the Filing Date (the “Target Effective Date”), then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30 day period for the first 60 days following the Target Effective Date, an amount equal to 0.25% of the Liquidated Damages Multiplier, which shall accrue daily, and (ii) for each non-overlapping 30 day period beginning on the 61st day following the Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter), which shall accrue daily, up to a maximum amount equal to 1.0% of the Liquidated Damages Multiplier per non-overlapping 30 day period (the “Liquidated Damages”), until such time as such Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 30 day period in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

(c)                              Waiver of Liquidated Damages.  If the Partnership is unable to cause a Registration Statement to become effective on or before the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the

5

consent of the Holders of a majority of the outstanding Registrable Securities that have been included on such Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.

(d)                             Delay Rights.

(1)         Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

(2)         If the Selling Holders are prohibited from selling their Registrable Securities under a Registration Statement as a result of a suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein, then, until the suspension is lifted, but not including any day on which a suspension is lifted, the Partnership shall be prohibited from engaging in registered sales of Common Units or other equity securities representing interests in the Partnership under any registration statement other than any registration statement on Form S-8 on file with the Commission prior to the date of commencement of such suspension.

Section 2.2                        Piggyback Registration.

(a)                                 Participation.  If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.1(a)) or (ii) following the Series B Conversion Date, a prospectus supplement to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement,

6

or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, other than (a) a registration relating solely to employee benefit plans, (b) a registration relating solely to a Rule 145 transaction, or (c) a registration on any registration form which does not permit secondary sales, then the Partnership shall give not less than three Business Days’ notice (including, but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $75 million of Common Units, calculated on the basis of the Purchased Unit Price, and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (aa) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $37.5 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price on the NYSE for the Common Units for the ten trading days preceding the date of such notice), or (bb) to such Holders if and to the extent that the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2(b).  Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.1.  Each such Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (AA) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (BB) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing.  Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.2(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.2(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.

7

(b)                                 Priority of Piggyback Registration.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and (ii) second, pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement (the “Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder or such Other Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration.

Section 2.3                        Underwritten Offering.

(a)                                 S-3 Registration.  In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $50 million from such Underwritten Offering, the Partnership shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.8, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than four Underwritten Offerings pursuant to this Section 2.3.

(b)                                 General Procedures.  In connection with any Underwritten Offering contemplated by Section 2.3(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.8) and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.3, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective.  No

8

such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.4                        Sale Procedures.  In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:

(a)                                 prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)                                  furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)                                 if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                                  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or

9

any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                                   immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                                  upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)                                 in the case of an Underwritten Offering, furnish, or cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort” letter addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

10

(i)                                     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)                                    make available to the appropriate representatives of the Managing Underwriter and Selling Holders during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)                                 use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)                                     use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including, making appropriate officers of the General Partner available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)); provided, however, that in the event the Partnership, using commercially reasonable efforts, is unable to make such appropriate officers of the General Partner available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), the Partnership shall make such appropriate officers available to participate via conference call or other means of communication;

(o)                                 if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

11

(p)                                 if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q)                                 if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof.  In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including standard “10b-5” negative assurance for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the general partner of the Partnership addressed to the Holder.  The Partnership will also permit legal counsel to such Holder to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement with a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.  Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.5, shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.5 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Notwithstanding anything to the contrary in this Section 2.4, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder

12

does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.5 with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.4, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.4 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

If reasonably requested by a Selling Holder, the Partnership shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

Section 2.5                                    Cooperation by Holders.  The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.2(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.6                                    Restrictions on Public Sale by Holders of Registrable Securities.  Each Holder of Registrable Securities included in a Registration Statement agrees to enter into a customary letter agreement with underwriters providing that such Holder will not effect any public sale or distribution of Registrable Securities during the 30 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of any Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.6

13

shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder and (iii) any such agreement shall not be deemed to preclude or restrict Goldman Sachs & Company from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market-making, arbitrage, investment activity or other similar businesses. In addition, this Section 2.6 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered a Piggyback Opt-Out Notice prior to receiving notice of the Underwritten Offering, because such Holder (together with its Affiliates) holds less than $75 million of the Common Units, calculated on the basis of the Purchased Unit Price, or because the Registrable Securities of such Holder have become eligible for resale pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in effect) without any restriction.

Section 2.7                        Expenses.

(a)                                 Certain Definitions.  “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.1, a Piggyback Registration pursuant to Section 2.2, or an Underwritten Offering pursuant to Section 2.3, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.

(b)                                 Expenses.  The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  In addition, except as otherwise provided in Section 2.8, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.8                        Indemnification.

(a)                                 By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and

14

expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, the General Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.8(c) except to the extent that the indemnifying party is materially prejudiced by such failure.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such

15

indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

16

(e)                                  Other Indemnification.  The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.9                                    Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10                             Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $75 million of Registrable Securities on an as-converted basis (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the average of the closing price on the NYSE for the Common Units for the ten trading days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.11                             Limitation on Subsequent Registration Rights.  From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include

17

securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.1                                    Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchaser) email to the following addresses:

(a)    if to the Purchaser:

Enfield Holdings, L.P.
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile:   (817) 871-4010

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attention:  Ryan Maierson

Facsimile:  713-546-5401

Email:  ryan.maierson@lw.com

(b)    if to the Partnership:

EnLink Midstream Partners, LP

2501 Cedar Springs

Dallas, Texas 75201

Attention:  General Counsel

Facsimile:  214-721-9299

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201-2980

Attention:  Doug Rayburn

Facsimile:  214-661-4634

or to such other address as the Partnership or the Purchaser may designate to each other in writing from time to time or, if to a transferee or assignee of the Purchaser or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10.  All notices and communications shall be deemed to have been duly given: (i) at the time

18

delivered by hand, if personally delivered, (ii) upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed, (iii) upon actual receipt of the facsimile or email copy, if sent via facsimile or email and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.2                                    Successors and Assigns.  This Agreement shall be binding upon the Partnership, the Purchaser and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.3                                    Assignment of Rights.  Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.4                                    Recapitalization, Exchanges, Etc. Affecting Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.5                                    Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.6                                    Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.7                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.8                                    Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

19

Section 3.9                                    Governing Law, Submission to Jurisdiction.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.10                             Waiver of Jury Trial.  Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

Section 3.11                             Severability of Provisions.  If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect, shall be construed so as to give effect to the original intent of the parties as closely as possible.

Section 3.12                             Entire Agreement.  This Agreement and the Purchase Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein and therein. There are no, and neither the Partnership nor any Purchaser has relied upon, restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights and obligations of the Partnership, the Purchaser or any of their respective Affiliates hereunder or thereunder, and each of the Partnership and the Purchaser expressly disclaims that it is owed any duties or is entitled to any remedies not expressly set forth in this Agreement.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

Section 3.13                             Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any

20

Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.14                             No Presumption.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.15                             Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchaser, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.

Section 3.16                             Interpretation.  Article, Section and Schedule references herein refer to articles and sections of, or schedules to, this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.”  Any reference in this Agreement to $ shall mean U.S. dollars.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  Words such as “herein,” hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear, unless the context otherwise requires.  Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.

[Signature page follows.]

21

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARTNERSHIP

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its general partner

By:
Name:
Title:

PURCHASER

ENFIELD HOLDINGS, L.P.

By:	TPG Advisors VII, Inc.,
its general partner

By:
Name:
Title:

EXHIBIT F

Form of Opinion of Baker Botts L.L.P.

1.                                      Existence and Good Standing.  Each of the Partnership Parties is validly existing and in good standing as a limited partnership, limited liability company or corporation, as the case may be, under the laws of the State of Delaware, with all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own or lease its properties and conduct its business, in each case, in all material respects as described in the SEC Documents.

2.                                      Power and Authority to Act as General Partner of the Partnership.  The General Partner is the sole general partner of the Partnership and has all requisite power and authority to act as general partner of the Partnership in all material respects.

3.                                      Valid Issuance of the Units.  (a) The Units to be purchased by the Purchaser from the Partnership and the limited partner interests represented thereby have been duly authorized for issuance and sale to the Purchaser pursuant to the Purchase Agreement and, when issued and delivered by the Partnership pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). (b) Assuming the distribution of the Series B PIK Preferred Units (as defined in the Partnership Agreement) is properly authorized by the board of directors of the General Partner and that the Series B PIK Preferred Units are issued in accordance with the terms of the Partnership Agreement, the Series B PIK Preferred Units will be duly authorized, validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). (c) The Series B Conversion Units (as defined in the Partnership Agreement) have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon conversion of the Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

4.                                      No Preemptive Rights, Registration Rights or Options.  Except as described in the SEC Documents or as set forth in the Partnership Agreement, there are no (i) preemptive rights, rights of first refusal or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership; or (ii) outstanding options or warrants to purchase any securities of the Partnership, in each case pursuant to or under any agreement or other instrument filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

5.                                      Authority and Authorization.  Each of the Partnership Parties has all requisite limited partnership, limited liability company or corporate, as applicable, power

1

and authority to execute and deliver the Operative Documents to which it is a party and to perform its obligations thereunder.  The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Units, in accordance with and upon the terms and conditions set forth in the Purchase Agreement and the Partnership Agreement.  All limited partnership, limited liability company or corporate action, as applicable, required to be taken by each of the Partnership Parties for the authorization, issuance, sale and delivery of the Units by the Partnership, the execution and delivery by the Partnership Parties, as applicable, of the Operative Documents and the consummation of the transactions provided for in the Operative Documents has been validly taken.

6.                                      Authorization and Binding Effect.  The Operative Documents have been duly authorized, executed and delivered by the Partnership Parties, as applicable.  Assuming the due authorization, execution and delivery by the other parties thereto, the Registration Rights Agreement, the Partnership Agreement and the GP LLC Agreement are valid and legally binding agreements of the Partnership Parties, as applicable, enforceable against the Partnership Parties, as applicable, in accordance with their terms; provided, that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

7.                                      Non-contravention.  None of (A) the offering, issuance or sale by the Partnership of the Units or (B) the execution, delivery and performance of the Operative Documents by the Partnership Parties, as applicable, (i) constitutes or will constitute a violation of the Partnership Agreement or the GP LLC Agreement, (ii)  constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any agreement or other instrument filed or incorporated by reference as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 or in the Partnership’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, or (iii) violates or will violate the Delaware LP Act, the Delaware Limited Liability Company Act (the “Delaware LLC Act”), the Delaware General Corporation Law (the “DGCL”), the contract laws of the State of New York, or federal law, which conflicts, breaches, violations, defaults or Liens, in the case of clause (ii) or (iii), would, individually or in the aggregate, reasonably be expected to have an EnLink Material Adverse Effect; provided, however, that we express no opinion in this paragraph 7 with respect to federal or state securities laws or other anti-fraud statutes, rules or regulations.

8.                                      No Consent. No authorization, consent, approval, license, qualification, filing, declaration, qualification or registration with, any Governmental Authority, is required for the issuance and sale by the Partnership of the Units, the execution, delivery and performance by the Partnership Parties of the Operative Documents, or the consummation of the transaction contemplated by any of such agreements, except (i) as may be required in connection with the Partnership Parties’ obligations under the

2

Registration Rights Agreement to register the resale of the Common Units issuable upon conversion of the Units under the Securities Act and the applicable rules and regulations of the Commission thereunder, (ii) where the failure to receive such authorization, consent, approval, license, qualification, filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have an EnLink Material Adverse Effect, (iii) those that have been obtained, or (iv) as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion.  In rendering the opinion expressed in this paragraph 8, we express no opinion as to the matters discussed in paragraph 10 below.

9.                                      Investment Company Act. The Partnership is not, and after giving effect to the use of proceeds from the sale of the Units to partially fund the Tall Oak Acquisition as described in the Purchase Agreement, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.                               Registration. Assuming the accuracy of the representations and warranties of the Purchaser and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Units by the Partnership to the Purchaser solely in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Units.

3